UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CON-WAY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

MAY 10, 2011

Con-way Inc.

Con-way Inc.

2211 OLD EARHART ROAD, SUITE 100	TELEPHONE: 734/757-1444
ANN ARBOR, MICHIGAN 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 10, 2011
9:00 A.M., local time
Con-way Inc., 2211 Old Earhart Road, Ann Arbor, Michigan

FELLOW SHAREHOLDER:

The Annual Meeting of Shareholders of Con-way Inc. will be held at 9:00 A.M., local time, on Tuesday, May 10, 2011, to:

1.	Elect eleven directors for a one-year term.

2.	Approve the Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan.

3.	Approve, through a non-binding advisory vote, the compensation of the named executive officers of the Company.

4.	Recommend, through a non-binding advisory vote, the frequency of future advisory votes for approval of the compensation of the named executive officers of the Company.

5.	Ratify the appointment of auditors.

6.	Transact any other business properly brought before the meeting.

Shareholders of record at the close of business on March 21, 2011, are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend, I urge you to vote your shares following the instructions found under “Proxy Voting Convenience” in the attached Proxy Statement in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

Sincerely,

JENNIFER W. PILEGGI
Secretary

April 5, 2011

Con-way Inc.
2211 OLD EARHART ROAD, SUITE 100
ANN ARBOR, MICHIGAN 48105
TELEPHONE: 734/757-1444

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on May 10, 2011

The proxy statement and annual report, including Form 10-K,
are available at: http://investors.con-way.com

Also available on the Web site are the Company’s proxy card, as well as an instruction card for voting shares of common
stock held in the Company’s 401(k) plans.

PROXY STATEMENT

April 5, 2011

The Annual Meeting of Shareholders of Con-way Inc. (the “Company”) will be held on Tuesday, May 10, 2011. Shareholders of record at the close of business on March 21, 2011 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about April 5, 2011.

Board of Directors’ Recommendations

The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote “FOR” the election of the nominees for directors described below, “FOR” approval of the Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan, “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and “FOR” ratification of the appointment of KPMG LLP as independent auditors. The Board also recommends that shareholders select “ONE YEAR” for the frequency of future advisory votes on executive compensation.

Proxy Voting Procedures

To be effective, your vote, whether by properly signed proxies or telephone or Internet voting, must be received by the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if you return a signed proxy card and no instructions are given, your shares will be voted in accordance with the recommendations of the Board.

Voting Requirements

A majority of the votes attributable to all voting shares must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. A nominee for director will be elected to the Board of Directors if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. Any incumbent director who fails to receive the required number of votes for re-election is subject to the Company’s Director Resignation Policy, which is described below. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, the frequency (one, two or three years) receiving the most votes will be the recommendation of shareholders. All other matters on the agenda for the meeting require the favorable vote of the holders of a majority of the voting power represented at the meeting.

For all matters, broker non-votes will be disregarded and have no effect on the outcome of the vote. Abstentions from voting will have no effect on the election of directors or on the advisory vote on the frequency of future advisory votes on executive compensation. For all other matters, abstentions from voting will have the same effect as voting against the matter.

Voting Shares Outstanding

At the close of business on March 21, 2011, the record date for the Annual Meeting, there were outstanding and entitled to vote 55,136,624 shares of Common Stock. Each share of Common Stock has the right to one non-cumulative vote. Therefore, an aggregate of 55,136,624 votes are eligible to be cast at the meeting.

Proxy Voting Convenience

You are encouraged to exercise your right to vote.

If you are a shareholder of record or a participant in a Company 401(k) plan, you can give your proxy by calling a toll-free number, by using the Internet, or by mailing your signed proxy card or plan instruction card. Specific instructions for voting by means of the telephone or Internet are set forth on the proxy card or plan instruction card. The telephone and Internet voting procedures are designed to authenticate each shareholder’s identity and to allow each shareholder to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you vote by telephone or on the Internet, you do not have to return your proxy card or plan instruction card. If you do not wish to vote by telephone or via the Internet, please complete, sign and return the proxy card or plan instruction card in the self-addressed, postage-paid envelope provided. You may also vote your shares in person at the meeting.

If you hold your shares beneficially (that is, “in street name” through a broker, bank or other nominee), you must follow directions received from the broker, bank or other nominee in order to vote your shares.

You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy card or plan instruction card, or a later dated vote by telephone or Internet, or (3) attend the meeting and vote in person.

Attendance at the Meeting

All shareholders are invited to attend the meeting. Persons who are not shareholders may attend only if invited by the Board of Directors. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting. If you wish to attend the meeting in person, you can obtain driving directions to the Con-way offices in Ann Arbor, Michigan at www.con-way.com, in the Investor Events Calendar under the Investor tab.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

The Board of Directors of the Company, pursuant to the By-laws, has determined that the number of directors of the Company shall be eleven. There are eleven nominees for director at our 2011 Annual Meeting of Shareholders. Under our Certificate of Incorporation, as amended (which was approved at our 2009 Annual Meeting of Shareholders), the classification of our Board was eliminated so that all directors are now elected annually for terms of one year. All of our directors, other than Ms. Perez, have previously been elected by shareholders. Ms. Perez was recommended to the Company’s Governance and Nominating Committee by a non-management director of the Company.

The following persons are the nominees of the Board of Directors for election to serve for a one-year term until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

John J. Anton William R. Corbin Robert Jaunich II W. Keith Kennedy Jr. Michael J. Murray Edith R. Perez	John C. Pope William J. Schroeder Douglas W. Stotlar Peter W. Stott Chelsea C. White III

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

BIOGRAPHICAL INFORMATION

JOHN J. (JACK) ANTON Director since 2005

Operating Director
Paine & Partners, LLC
A Private Equity Management Firm

Mr. Anton, age 68, is an operating director with Paine & Partners, LLC, a private equity management firm. From 2005 to 2006, he was a private investor in food, consumer products and specialty ingredient companies. From 2001 through 2004, he was a Senior Advisory Director with Fremont Partners, another private equity management firm, and was instrumental in the acquisition and successful divesture of Specialty Brands Inc. (SBI). Mr. Anton served on the Board of SBI. Prior to Fremont, Mr. Anton was Chairman, CEO and co-owner of Ghirardelli Chocolate Company. He led the acquisition of Ghirardelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghirardelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a national food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly twenty years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. During a leave of absence from Ralston Purina, Mr. Anton served as an Infantry Officer in Vietnam, earning a Bronze Star for valor in a combat situation. Mr. Anton received a BS degree (chemistry) from the University of Notre Dame. Mr. Anton serves on the Board of Directors of Basic American Inc., the country’s largest potato dehydrator, and as Chairman of the Board of WireCo World Group, the largest manufacturer and supplier of technically engineered wire rope. He is active on the Advisory Boards of Notre Dame’s College of Science and the University of San Francisco’s Business School; and, was a past Trustee of the Schools of the Sacred Heart, San Francisco; and a past Trustee of the Allendale Association, a Chicago-based school for abused children. He also is a member of the World Presidents Organization. Mr. Anton is a member of the Audit and Governance and Nominating Committees of the Board.

WILLIAM R. CORBIN Director since 2005

Retired Executive Vice President
Weyerhaeuser Company
a diversified forest products company

Mr. Corbin, age 70, joined Weyerhaeuser in 1992 as Executive Vice President, Wood Products. He retired from Weyerhaeuser in February 2006. His most recent assignment was to oversee Weyerhaeuser Industrial Wood Products and International Business Groups, including Weyerhaeuser Forest Products International, Weyerhaeuser Asia and Europe, Appearance Wood, Composites and BC Coastal Business Groups. From 1995 to 1999 he served as Executive Vice President, Timberlands and Distribution and from 1999 to 2004 again as Executive Vice President, Wood Products. Prior to joining Weyerhaeuser, Mr. Corbin held senior positions at Crown Zellerbach Corporation, International Paper Company and other firms during a 35-year career in wood products manufacturing, sales and distribution and timberlands management. Mr. Corbin received his BS degree (forest products) from the University of Washington in 1964. He received a master of forestry degree emphasizing industrial administration from Yale University in 1965. He serves on various boards including Wood Resources, LLC, of which he is Chairman; RedBuilt, LLC and Bridgewell Resources, LLC.. Mr. Corbin is Chairman of the Finance Committee and a member of the Audit Committee of the Board.

ROBERT JAUNICH II Director since 1992

Founder & Managing Partner
Calera Capital
a private investment corporation

Mr. Jaunich, age 71, is founder and managing partner of Calera Capital, formerly Fremont Partners, which manages $2.8 billion targeted to make and oversee majority equity investments in operating companies representing a broad spectrum of industries. Calera Capital was spun out from Fremont Group, a private investment corporation that manages assets of $4.0 billion, which Mr. Jaunich joined in 1991 and where he served as a member of the Board of Directors. Mr. Jaunich serves as a member of the Board of Directors of Direct General (auto insurance). He is Chairman of the Board of the non-profit Palo Alto Medical Foundation. He is also trustee of the non-profit National Recreation Foundation, and serves on the President’s Advisory Council of Boys and Girls Clubs of the Peninsula. He is a life member of the World Presidents’ Organization and was a member of Young Presidents’ Organization (1980-1990). Mr. Jaunich received a BA from Wesleyan University, Middletown, Connecticut and an MBA from Wharton Graduate School, University of Pennsylvania. He is Chairman of the Governance and Nominating Committee of the Board.

W. KEITH KENNEDY, JR. Director since 1996

Chairman of the Board
Con-way Inc.

Dr. Kennedy, age 67, was named Chairman of Con-way Inc. in January 2004. He served as Interim Chief Executive Officer from July 2004 to April 2005. From April 2002 to January 2004 he was the Vice Chairman of Con-way. In January 2000 he retired as President and Chief Executive Officer of Watkins-Johnson Company, a manufacturer of equipment and electronic products for the telecommunications and defense industries. He had held that position since January of 1988. He joined Watkins-Johnson in 1968 and was a Division Manager, Group Vice President, and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. Dr. Kennedy is a graduate of Cornell University from which he holds BSEE, MS, and PhD degrees. He is the past Chairman of Joint Venture: Silicon Valley Network, a non-profit regional organization. He previously held Board and/or officer positions with Boy Scouts of America (Pacific Skyline Council), California State Chamber of Commerce, and Silicon Valley Leadership Group. Dr. Kennedy is a senior member of the Institute of Electrical and Electronics Engineers.

MICHAEL J. MURRAY Director since 1997

Retired President, Global Corporate and Investment Banking
Bank of America Corporation
a financial institution

Mr. Murray, age 66, retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to the BankAmerica-Nations Bank merger in September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. He had been responsible for BankAmerica’s U.S. Corporate Group since BankAmerica’s merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray is a member of the Board of Directors of the eLoyalty Corporation in Lake Forest, Illinois. He is past Chairman of the United Way of the Bay Area. Mr. Murray is a past member of the Board of the California Academy of Sciences in San Francisco and is a member of the Advisory Council for the College of Business of the University of Notre Dame. Mr. Murray received his BBA from the University of Notre Dame in 1966 and his MBA from the University of Wisconsin in 1968. He serves on the Compensation and Governance and Nominating Committees of the Board.

EDITH R. PEREZ Director since 2010

Retired Partner, Latham & Watkins LLP

Ms. Perez, age 56, recently retired after more than 25 years with the international law firm of Latham & Watkins LLP, where she was a partner in the Finance Department of the firm’s Los Angeles office. During her career at Latham, Ms. Perez represented clients in financing, real estate, land use, mergers and acquisitions and general corporate transactions. Ms. Perez also represented various Mexican companies and was lead counsel on the transactional component of the privatization of the Nicaraguan telephone company. Prior to joining Latham & Watkins, Ms. Perez was a visiting attorney in Rio de Janeiro, Brazil and Mexico City, Mexico. During this time, she was involved in a number of international transactions, including the licensing of American technology, the registration of intellectual property for American corporate clients and the formation of joint ventures with American partners. Ms. Perez received a bachelor of arts degree from the University of California, Davis and a law degree from the University of California, Berkeley, School of Law (Boalt Hall). She currently serves on the boards of the National Recreation Foundation (for youth at-risk) and Alternative Living for the Aging, and previously served on the board of the California Minority Counsel Program, and as the two-term President of the Los Angeles Board of Police Commissioners. Ms. Perez is a member of the Audit and Governance and Nominating Committees of the Board of Directors.

JOHN C. POPE Director since 2003

Chairman
PFI Group, LLC
a financial management firm

Mr. Pope, age 62, is Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, and is also Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm. From December 1995 to November 1999 Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until it merged with Westinghouse Air Brake. Prior to joining MotivePower Industries, Mr. Pope spent six and one-half years with United Airlines and UAL Corporation in various roles, including President and Chief Operating Officer and a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Kraft Foods, Inc., R.R. Donnelley & Sons Company and Waste Management, Inc. Mr. Pope served on the boards of Federal Mogul Corporation and Per-Se Technologies from 1987 to 2007 and 1997 to 2005, respectively. Mr. Pope holds a master’s degree in finance from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope is Chairman of the Audit Committee of the Board.

WILLIAM J. SCHROEDER Director since 1996

Retired Silicon Valley Entrepreneur

Mr. Schroeder, age 66, served as the Chairman of Oxford Semiconductor from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. He served as President and CEO of Vormetric, Inc., an enterprise data storage security firm, from 2002 through 2004. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company that sought bankruptcy protection in 2001 under Chapter 11 and subsequently Chapter 7. Previously, he was employed by: Diamond Multimedia Systems, Inc. as President and CEO (1994-1999); Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986-1989) and later as Vice Chairman (1989-1994); and Priam Corporation as President and CEO (1978-1986). Earlier Mr. Schroeder served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc. He currently serves on the Board of Directors of Xirrus, Inc. Mr. Schroeder holds the MBA degree with High Distinction from the Harvard Business School and MSEE and BEE degrees from Marquette University. He is the Chairman of the Compensation Committee of the Board.

DOUGLAS W. STOTLAR Director since 2005

President and Chief Executive Officer
Con-way Inc.

Mr. Stotlar, age 50, is President and Chief Executive Officer of Con-way Inc. As the Company’s top executive, Mr. Stotlar is responsible for the overall management and performance of the Company. He was named to his current position in April, 2005. Mr. Stotlar previously served as President and Chief Executive Officer of Con-way Freight (formerly Con-Way Transportation Services), Con-way’s $2.6 billion regional trucking subsidiary. Before being named head of Con-way Freight, Mr. Stotlar served as Executive Vice President and Chief Operating Officer of that company, a position he had held since June 2002. From 1999 to 2002, he was Executive Vice President of Operations for Con-way Freight. Prior to joining Con-way Freight’s corporate office, Mr. Stotlar served as Vice President and General Manager of Con-Way NOW after drafting and executing the strategic business plan for the company in 1996. Mr. Stotlar joined the Con-way organization in 1985 as a freight operations supervisor for Con-Way Central Express (CCX), one of the Company’s regional trucking subsidiaries. He subsequently advanced to management posts in Columbus, Ohio, and Fort Wayne, Indiana, where he was named northwest regional manager for CCX responsible for 12 service centers. A native of Newbury, Ohio, Mr. Stotlar earned his bachelor’s degree in transportation and logistics from The Ohio State University. He serves as vice president at large and is a member of the executive committee of the American Trucking Association. Mr. Stotlar is a member of the Board of Directors of the American Transportation Research Institute (ATRI) and URS Corporation, and serves on the Executive Committee of the Transportation Research Board (TRB).

PETER W. STOTT Director since 2004

President
Columbia Investments, Ltd.
an investment company

Mr. Stott, age 66, has been president of Columbia Investments, Ltd. since 1983. He has also served as the vice chairman and a principal of ScanlanKemperBard Companies, a real estate private equity firm from 2005 to 2010 and CEO from 2008 to 2010. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Crown Pacific filed for bankruptcy reorganization in 2003. Prior to Crown Pacific, Mr. Stott founded Market Transport, Ltd. in 1969, the largest “asset-based” transportation and logistics services company headquartered in Oregon. Market Transport, Ltd. was acquired in 2006 by UTI Worldwide, a NASDAQ traded transportation and logistics company. He is a member of the board of directors of the Portland State University Foundation, the Chairman of the Founder’s Circle of SOLV, and trustee of the Portland Art Museum. Mr. Stott is a member of the Compensation and Finance Committees of the Board.

CHELSEA C. WHITE III Director since 2004

Schneider National Chair of Transportation and Logistics
Georgia Institute of Technology
an institute of higher learning

Professor White, age 65, is the Director of the Trucking Industry Program and the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology. He has served as editor-in-chief of several of the Transactions of the Institute of Electrical and Electronics Engineers (IEEE), was founding editor-in-chief of the IEEE Transactions on Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company. Professor White serves on the boards of directors of the ITS World Congress and the Bobby Dodd Institute and is a member of the executive committee for The Logistics Institute — Asia Pacific and of the Mobility Project Advisory Board for the Reason Foundation. He is the former chair of the ITS Michigan board of directors and a former member of the ITS America board of directors. His research interests include the impact of real-time information for improved supply chain productivity and risk mitigation, with special focus on international supply chains. Professor White is a member of the Compensation and Finance Committees of the Board.

PROPOSAL NUMBER 2: APPROVAL OF THE CON-WAY INC. AMENDED AND RESTATED
2006 EQUITY AND INCENTIVE PLAN

The Board of Directors of the Company has placed on the agenda of the meeting a proposal for the shareholders of the Company to approve the Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan (the “Plan”). Capitalized terms used herein will, unless otherwise defined, have the meanings assigned to them in the text of the Plan.

As described further below, the Plan is being submitted for approval by shareholders so that certain awards granted under the Plan that are intended to qualify as “performance-based compensation” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Service Code of 1986, as amended, (the “Code”) may so qualify. This proposal does not seek shareholder approval of an increase in the number of shares available for issuance under the Plan. Nor does this proposal seek shareholder approval of an extension to the term of the Plan.

The 2006 Equity and Incentive Plan (the “Original Plan”) was adopted by the Board of Directors on January 23, 2006, subject to approval by the shareholders of the Company, and was approved by shareholders at the Company’s Annual Meeting of Shareholders held on April 18, 2006. Since April 18, 2006, the Board of Directors has approved certain non-material amendments to the Original Plan. These amendments were made (i) to incorporate changes necessary to keep the Original Plan compliant with Section 409A of the Internal Revenue Code, (ii) to make certain minor revisions to the definition of the term “Change of Control” and to provide that unless otherwise specified in an applicable award agreement, upon a Change in Control an award will vest only if there also occurs a qualifying termination of employment in connection with the Change in Control (that is, so-called “double-trigger vesting”), and (iii) to make certain administrative and clarifying changes. A copy of the Plan, which incorporates all changes made by the Board to the Original Plan, is attached hereto as Exhibit A.

The term of the Plan is 10 years from the date of the Board of Directors’ adoption of the Original Plan, and unless terminated earlier by the Board the Plan will terminate on January 23, 2016. As originally approved by shareholders and as currently in effect, the Plan authorizes a total of 6,200,000 shares of the Company’s common stock to be issued in connection with awards made under the Plan, subject to adjustment as described below. Up to 3,604,650 shares may be issued in connection with Restricted Stock, Phantom Stock Units and Other Stock-Based Awards, subject to adjustment as described below, No more than 1,550,000 shares of common stock may be awarded in the form of Options and SARs to a single individual over the term of the Plan, and no more than 500,000 shares of common stock may be awarded in the form of Restricted Stock and Phantom Stock Units to a single individual over the term of the Plan, in each case subject to adjustment as described below.

As of March 21, 2011, a total of 1,058,126 shares had been issued in connection with awards made under the Plan and an additional 3,277,747 shares were reserved for issuance in connection with awards outstanding under the Plan, leaving a balance of 1,809,472 shares available for future awards made under the Plan. A total of 626,804 shares had been issued or reserved for issuance in connection with awards of Options and SARs made to the Company’s Chief Executive Officer (the individual receiving the largest awards under the Plan), and a total of 209,468 shares had been issued or reserved for issuance in connection with Restricted Stock, Phantom Stock Units and Other Stock-Based Awards made to the Chief Executive Officer under the Plan.

The Plan was put in place to assist the Company in attracting, retaining and motivating highly talented executives and to help align the interests of those executives with the interests of the Company’s shareholders by providing for the grant of equity awards and other performance-based awards. The Plan is being submitted for approval by shareholders so that certain awards granted under the Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code may so qualify. Section 162(m) denies a deduction by an employer for certain compensation in excess of

$1 million per year paid by a publicly traded corporation to the following individuals who are employed at the end of the employer’s taxable year (“Covered Employees”): the chief executive officer, and the three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met.

One of these requirements is that the material terms (including the performance goals) pursuant to which the compensation is to be paid be disclosed to and approved by shareholders prior to payment. This requirement was originally met when the Company’s shareholders approved the 2006 Equity and Incentive Plan in 2006. However, Section 162(m) requires under certain circumstances that shareholders periodically re-approve the material terms of the Plan. Accordingly, if the Plan is re-approved by shareholders and the other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, certain compensation paid to Covered Employees pursuant to the Plan will not be subject to the deduction limit of Section 162(m). If the Plan is not re-approved by shareholders, certain types of awards made under the Plan will be subject to the deduction limit of Section 162(m), and the Compensation Committee may or may not consider alternative means by which to compensate executives.

The following description of the Plan is qualified in its entirety by reference to the complete text of the Plan, attached hereto as Exhibit A.

General

The purposes of the Plan are to afford an incentive to selected employees of the Company and its Subsidiaries and Affiliates to continue as employees, to increase their efforts on behalf of the Company and to promote the success of the Company’s business.

The Plan generally provides for the grant of various types of stock- and cash-based compensation. The Plan includes both long-term incentive awards and an Annual Incentive Compensation Program. The long-term incentive awards include stock options (“Options”), including incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”); stock appreciation rights (“SARs”), which may be granted in tandem with or independently of Options; restricted stock and phantom stock units (“Restricted Awards”); dividend equivalents; and other stock- and cash-based awards (“Other Awards”). As more fully described below, the Annual Incentive Compensation Program provides for the granting of short-term cash-based awards. All awards will be evidenced by an agreement (an “Award Agreement”) or by a plan setting forth the terms and conditions applicable thereto.

Plan Administration

The Plan is administered by the Compensation Committee of the Board (the “Committee”), the composition of which will at all times satisfy the provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Code. The Plan provides that no member of the Board or the Committee will be liable for any action or determination taken or made in good faith with respect to the Plan.

Subject to the terms of the Plan, the Committee has the right, among other things, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the authority to grant awards; to determine the persons to whom and the time or times at which awards shall be granted; to determine the type and number of awards to be granted, the number of shares of stock to which an award may relate and the terms, conditions, restrictions and Performance Goals (as defined below) relating to any award; to determine Performance Goals no later than such time as required to ensure that an underlying award which is intended to comply with the requirements of Section 162(m) so complies; to determine whether, to what extent, and under what circumstances an award may be settled, canceled, forfeited, exchanged or surrendered; to make adjustments in the terms and conditions (including Performance Goals, if any) applicable to awards; to designate affiliates; to construe and interpret the Plan and any award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the award agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. However, the Committee shall not have the authority to lower the exercise price of any outstanding Option or SAR (other than in connection with stock splits, stock dividends and similar capital adjustments described below), nor shall the Committee have the authority to settle, cancel or exchange any outstanding Option or SAR in consideration for the grant of a new award with a lower exercise price. Unless otherwise provided by the Committee in an Award Agreement, each award will vest in the event of a Grantee’s termination of employment upon or within two (2) years following a Change in Control, subject to certain exceptions.

Shares Subject to the Plan

The maximum number of shares of the Company’s common stock (“Common Stock”) reserved for the grant of awards under the Plan is 6,200,000, subject to adjustment as provided in the Plan. The per-share market value of the Common Stock was $38.50 on March 21, 2011. Each share of Restricted Stock, each Phantom Stock Unit payable in shares of Stock and each share of Stock subject to an Other Stock-Based Award that is granted will reduce the pool of shares available for issuance under the Plan by 1.72 shares, and as a result, no more than 3,604,650 shares of Common Stock may be awarded in the aggregate in respect of Restricted Stock, Phantom Stock Units and Other Stock-Based Awards over the term of the Plan, subject to adjustment as described below. No more than 1,550,000 shares of Common Stock may be awarded in the form of Options and SARs to a single individual over the term of the Plan, and no more than 500,000 shares of Common Stock may be awarded in the form of Restricted Stock and Phantom Stock Units to a single individual over the term of the Plan, in each case subject to adjustment as described below. Shares subject to an award that is forfeited, canceled, exchanged, surrendered or terminated will again be available for issuance under the Plan, to the extent of such forfeiture, cancellation, exchange, surrender or termination, with shares becoming available for issuance under the Plan on the basis of 1.72 shares for every share of Restricted Stock, every Phantom Stock Unit and every share subject to an Other Stock-Based Award that is forfeited, canceled, exchanged, surrendered or terminated. The following shares of Stock shall not be available for future grant under the Plan: (1) unissued shares that are retained by the Company, or issued shares that are surrendered by the Grantee to the Company, in each case upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such exercise; (2) shares of Restricted Stock withheld upon vesting to cover taxes; and (3) shares of Stock that otherwise would be issued with respect to an SAR, Phantom Stock Unit or Other Stock-Based Award but are instead retained in order to satisfy withholding taxes. Unless terminated earlier by the Board, the Plan will terminate on January 23, 2016 (ten years after the date the Plan was first adopted by the Board).

The Plan provides that, in the event of any dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, which affects the stock such that one or more adjustments or changes are necessary in order to prevent dilution or enlargement of rights under the Plan, then the Committee shall make such equitable changes or adjustments to any or all of (i) the number and kind of shares of stock or cash that may thereafter be issued in connection with awards, (ii) the number and kind of shares of stock or cash issued or issuable in respect of outstanding awards, (iii) the exercise price, grant price, or purchase price relating to any award, (iv) the Performance Goals and (v) the individual limitations applicable to awards. Any such adjustments or changes shall be made in a manner such that the effect on Grantees under the Plan is consistent with the effect of the corporate transaction on shareholders generally.

Eligibility

Discretionary grants of awards may be made to any employee of the Company or its Subsidiaries or Affiliates who is determined by the Committee to be eligible for participation in the Plan, consistent with the purposes of the Plan.

Long-Term Incentive Awards

Options

Options will vest and become exercisable over the exercise period, at such times and upon such conditions as the Committee determines and as set forth in the Award Agreement. The Committee may accelerate the exercisability of any outstanding Option at such time and under such circumstances, as it deems appropriate. Options are generally exercisable during the optionee’s lifetime only by the optionee. The Award Agreements will contain provisions regarding the exercise of Options following termination of employment with or service to the Company, including terminations due to the death, disability or retirement of an award recipient, or upon a Change in Control of the Company (as defined in the Plan). In addition to the terms and conditions governing NQSOs, ISOs awarded under the Plan must comply with the requirements set forth in Section 422 of the Code.

The purchase price per share of Common Stock subject to the exercise of an Option will be as determined by the Committee but may not be less than the Fair Market Value per share on the date of grant, subject to adjustment in accordance with the antidilution provisions described in “Shares Subject to the Plan”, above. Upon the exercise of any Option, the purchase price may be fully paid in cash, by delivery of Common Stock previously owned by the optionee equal in value to the purchase price, or by a combination of both.

Stock Appreciation Rights

Unless the Committee determines otherwise, an SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR will be exercisable only to the extent the underlying Option is exercisable.

Upon exercise of an SAR, the grantee will receive, with respect to each share subject thereto, an amount equal in value to the excess of (1) the Fair Market Value of one share of Common Stock on the date of exercise over (2) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option will be the purchase price of the underlying Option, and which in the case of any other SAR will be the price determined by the Committee).

With respect to SARs that are granted in tandem with Options, each such SAR will terminate upon the termination or exercise of the pertinent portion of the related Option, and the pertinent portion of the related Option will terminate upon the exercise of any such SAR.

Restricted Stock

A Restricted Stock award is an award of Common Stock subject to such restrictions on transferability and other restrictions as the Committee may impose at the date of grant or thereafter. Each Restricted Stock award shall be subject to restrictions, imposed at the date of grant, relating to either or both of (1) the attainment of Performance Goals by the Company or (2) the continued employment of the grantee with the Company, a Subsidiary or an Affiliate. All performance-based Restricted Stock Awards will have a minimum vesting period of one year, with no vesting prior to the end of the performance period except in the case of specified events, including, without limitation, death, disability or a Change in Control. With respect to any shares of Restricted Stock subject to restrictions which lapse solely based on the grantee’s continuation of employment with the Company, a Subsidiary or an Affiliate, such restrictions shall lapse over a vesting schedule (so long as the grantee remains employed with the Company, a Subsidiary or an Affiliate) no shorter in duration than three years from the date of grant; provided that such vesting schedule may provide for partial or installment vesting from time to time during such period and may be subject to acceleration in the case of specified events, including, without limitation, death, disability or a Change in Control. Unless an Award Agreement provides otherwise, a Restricted Stock recipient will have all of the rights of a shareholder during the restriction period, including the right to vote Restricted Stock and the right to receive dividends thereon.

If the recipient of an award of Restricted Stock terminates employment with the Company during the applicable restricted period, Restricted Stock and any accrued but unpaid dividends or dividend equivalents that are at that time still subject to restrictions will be forfeited (unless the applicable Award Agreement or the Committee provide otherwise).

Phantom Stock Units

Recipients of Phantom Stock Units will be entitled to receive cash or shares of Common Stock, as determined by the Committee, upon expiration of the restricted period specified for such Phantom Stock Units in the related Award Agreement. The Committee may place restrictions on Phantom Stock Units, which lapse, in whole or in part, on the attainment of certain Performance Goals. Phantom Stock Units credited under the Company’s Deferred Compensation Plan for Executives shall constitute awards of Phantom Stock Units under the Plan. Such awards may be settled under the Plan by the delivery of cash or shares of Stock and shall otherwise be subject to the terms and conditions of the Deferred Compensation Plan for Executives.

Upon termination of employment with the Company during any applicable deferral period to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of cash or Common Stock pursuant to a Phantom Stock Unit award, all such units that are subject to deferral or restriction will be forfeited (unless the applicable Award Agreement or the Committee provides otherwise).

Dividend Equivalents

Dividend equivalents may be granted, which relate to Options, Rights or other awards under the Plan, or may be granted as freestanding awards. The Committee may provide, at the grant date or thereafter, that dividend equivalents will be paid or distributed to a grantee when accrued with respect to Options, Rights or other awards under the Plan, or will be deemed to have been reinvested in additional shares of Common Stock (or such other investment vehicles as the Committee may specify). Dividend equivalents which are not freestanding will be subject to all conditions and restrictions applicable to the underlying awards to which they relate.

Other Awards

The Committee may grant such other long-term incentive stock-based or cash-based awards as it deems consistent with the purposes of the Plan. Such awards may be granted with value and payment contingent upon the attainment of specified individual or Company (or Subsidiary) Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. The maximum payment in respect of such Other Awards that a grantee may receive under the Plan with respect to any performance period is $3 million. Payments in respect of such Other Awards may be decreased (or, with respect to any grantee who is not a Covered Employee, increased) in the sole discretion of the Committee. The Committee must certify the achievement of Performance Goals prior to the payment of Other Awards.

Annual Incentive Compensation Program

The Committee is authorized to grant awards to grantees under the Annual Incentive Bonus Program (the “Program”). Awards granted under the Program may be contingent on the attainment by the Company of one or more Performance Goals over a period of one year or less. The maximum payment that any grantee may receive under the Annual Incentive Bonus Program with respect to any performance period is $3 million. Payments may be decreased (or, with respect to any participant who is not a Covered Employee, increased) in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made prior to the certification by the Committee that any applicable Performance Goals have been attained.

Performance Goals

The Committee may provide that the payment of an award (or vesting thereof) will be contingent on the attainment of Performance Goals. Performance Goals are generally defined in the Plan as goals which are based on one or more of the following criteria: (i) pre-tax income, after-tax income, or operating income or profit, in each case computed with appropriate adjustments; (ii) return on equity, assets, capital or investment; (iii) earnings or book value per share; (iv) working capital; (v) sales or revenues, in each case computed with appropriate adjustments; (vi) accounts receivable or days sales outstanding; (vii) operating or administrative expense in the absolute or as a percent of revenue; (viii) stock price appreciation or total stockholder return (stock price appreciation plus dividends); (ix) operational efficiency factors; (x) safety (accidents), and (xi) implementation or completion of critical projects or processes.

Where applicable, Performance Goals will be expressed in terms of attaining a specified level of the particular criteria or attaining a specified increase or decrease in the particular criteria, and may be applied to one or more of the Company, Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Performance Goals will be determined in accordance with generally accepted accounting principles and are subject to certification by the Committee. To the extent not inconsistent with Section 162(m), the Committee has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

Amendment; Termination

The Plan will terminate ten years after its adoption by the Board, unless sooner terminated. The Board may at any time terminate or amend the Plan in whole or in part. However, termination or amendment of the Plan may not adversely affect the rights of any participant without his or her consent, under awards previously granted under the Plan, and no amendment will be effective without shareholder approval if that approval is required by law or New York Stock Exchange rules.

Miscellaneous

The Company is authorized to withhold from any award granted, any payment relating to an award under the Plan (including from a distribution of Common Stock), or any other payment to a grantee, amounts of withholding and other taxes due in connection with the award, and to take such other action as the Committee may deem advisable to enable the Company and grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the award. This authority includes the right to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a grantee’s tax obligations. If Stock is distributed to a Grantee with respect to an Award or the exercise thereof, and the withholding taxes exceed any cash being distributed at the same time, the Grantee may elect to have shares of Stock withheld sufficient to satisfy the withholding taxes that are in excess of such cash.

Unless otherwise provided by the Committee in an Award Agreement, awards granted under the Plan are not transferable, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Certain Federal Income Tax Consequences

Set forth below is a discussion of certain federal income tax consequences relating to awards that may be granted pursuant to the Plan. The discussion constitutes a brief overview of the principal federal income tax consequences relating to the above-described awards based upon current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Stock Options

Non-Qualified Stock Options

In the case of an NQSO, an optionee generally will not be taxed upon the grant of an option. Rather, at the time of exercise of such NQSO (and in the case of an untimely exercise of an ISO), the optionee will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the purchase price. The Company will generally be entitled to a tax deduction at the time and in the amount that the optionee recognizes ordinary income.

Incentive Stock Options

In the case of an ISO, an optionee will generally be in receipt of taxable income upon the disposition of the shares acquired upon exercise of the ISO, rather than upon the grant of the ISO or upon its timely exercise. If certain holding period requirements have been satisfied with respect to outstanding shares so acquired, taxable income will constitute long-term capital gain and the Company will not be entitled to a tax deduction. The tax consequences of any untimely exercise of an ISO will be determined in accordance with the rules applicable to NQSOs. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option price will generally be an item of tax preference for purposes of the “alternative minimum tax” imposed by the Code.

Exercise with Shares

An optionee who pays the purchase price upon exercise of an option, in whole or in part, by delivering already owned shares of Common Stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances relating to ISOs. Rather, such gain or loss recognition will generally occur upon disposition or the shares acquired in substitution for the shares surrendered.

SARs

A grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value of the shares and cash received is generally taxable to the grantee as ordinary income, and the Company generally will be entitled to a corresponding deduction.

Restricted Stock

Generally, the grant of restricted stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), the grantee will recognize ordinary income in an amount equal to the fair market value of such shares. A grantee may, however, elect to be taxed at the time of the grant. The Company generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Phantom Stock Units

In the case of Phantom Stock Units, a grantee generally will not be taxed upon the grant of such units but, rather, will recognize ordinary income upon the receipt of cash, shares or other property in payment of such Units. The amount recognized as ordinary income will equal the amount of cash received plus the value of shares and other property received. The Company generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

Amounts Awarded Under the Plan

Because participation in the Plan and the amount and terms of awards under the Plan are at the discretion of the Committee (subject to the terms of the Plan) and because Performance Goals may vary from award to award and from grantee to grantee, benefits under the Plan are not presently determinable. Compensation paid and other benefits granted to Named Executives for the 2010 fiscal year are set forth in the Summary Compensation Table.

Shareholder Approval; Board Recommendation

Approval of the proposal requires the affirmative vote of a majority of the voting power represented at the meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE CON-WAY INC. AMENDED AND RESTATED 2006 EQUITY AND INCENTIVE PLAN.

Equity Compensation Plan Information

The following table gives information as of December 31, 2010 regarding Company shares that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans (together, the “Equity Plans”).

	Number of			Number of Securities
	Securities to be			Remaining Available for
	Issued Upon		Weighted-Average Exercise	Future Issuance Under
	Exercise of		Price of Outstanding	Equity Compensation Plans
	Outstanding Options,		Options, Warrants and	(Excluding Securities
	Warrants and Rights		Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	3,351,561	(1)	$36.4116	2,730,587	(2)
Equity compensation plans not approved by security holders	0	(3)	0	0	(3)

Total	3,351,561		$36.4116	2,730,587

(1)	Excludes 48,970 phantom stocks units issued under the Company’s deferred compensation plan for executives based on election of certain participants to convert a portion of their deferred compensation account balances into phantom stock units. Includes 30,934 stock options outstanding under the Company’s 1994 Equity Incentive Plan for Non-Employee Directors, 44,750 stock options outstanding under the Company’s 2003 Equity Incentive Plan for the Non-Employee Directors, 673,454 stock options outstanding under the Company’s 1997 Equity and Incentive Plan, and 2,602,423 awards and stock options outstanding under the Company’s 2006 Equity and Incentive Plan.

(2)	Includes 2,681,616 securities available for issuance in the form of restricted stock, stock options or other equity-based awards under the 2006 Equity and Incentive Plan, and 103,738 securities available for issuance in the form of restricted stock or stock options under the 2003 Equity Incentive Plan for Non-Employee Directors. The Company’s deferred compensation plan for executives does not contain a specific limitation on the number of phantom stock units that can be issued upon conversion of participants’ deferred compensation account balances.

(3)	Does not include shares purchased under the Company’s non-qualified employee stock purchase program. The employee stock purchase program offers participants the opportunity to purchase shares at fair market value using payroll deductions. The shares are purchased by the program’s administrator in the open market.

PROPOSAL NUMBER 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires public companies, including Con-way, to permit their shareholders to cast a non-binding advisory vote on the company’s executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules. Accordingly, we are providing our shareholders at the annual meeting with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers contained in this proxy statement through the following resolution:

“RESOLVED, that the holders of Con-way’s common stock approve the compensation of its named executive officers, as disclosed in the proxy statement for the Con-way Inc. 2011 annual meeting of shareholders pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the report of the Compensation Committee, and the executive compensation tables and related footnotes and narrative).”

Because this vote is advisory, it will not be binding on our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board. However, we recognize that our shareholders have a fundamental interest in our executive compensation practices. Accordingly, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors believes that our executive compensation and compensation practices and policies are necessary to attract, retain, and motivate a highly-qualified executive team, are focused on aligning executive and shareholder interests, and are reasonable when measured against our direct competitors in the less-than-truckload, logistics and truckload sectors as well as against companies in our focused peer group and in general industry.

Our Board of Directors unanimously recommends a vote FOR approval of the compensation of our named executive officers, as disclosed in the proxy statement for our 2011 annual meeting of shareholders pursuant to the SEC’s executive compensation disclosure rules.

PROPOSAL NUMBER 4: ADVISORY VOTE ON THE FREQUENCY
OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As discussed in “Proposal 3 — Advisory Vote on Executive Compensation,” Section 14A of the Exchange Act requires public companies, including Con-way, to permit their shareholders to cast a non-binding advisory vote on the company’s executive compensation, as disclosed pursuant to the SEC’s executive compensation disclosure rules. In addition, Section 14A of the Exchange Act requires public companies to permit their shareholders to cast a non-binding advisory vote on whether the company should hold future shareholder advisory votes on executive compensation every year, every two years, or every three years. Accordingly, we are providing our shareholders at the annual meeting with the opportunity to cast a non-binding advisory vote whether to conduct shareholder advisory votes on the compensation of our named executive officers every year, every two years, or every three years.

Because this vote is advisory, it will not be binding on our Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board. However, we recognize that our shareholders have a fundamental interest in our executive compensation practices. Consequently, the Compensation Committee may take into account the outcome of the vote when considering the frequency of future non-binding shareholder advisory votes on our executive compensation.

After careful consideration, our Board of Directors recommends that you vote in favor of having a shareholder advisory vote on the compensation of our named executive officers EVERY YEAR. In making its recommendation the Board considered that an annual vote would enable our shareholders to provide timely input on our executive compensation promptly after it is disclosed in our annual proxy statement. We recognize that our shareholders may have different views regarding the appropriate frequency of the advisory vote on executive compensation and we look forward to hearing from our shareholders on this proposal.

While the Board of Directors is in favor of a shareholder advisory vote on executive compensation every year, you may choose to vote in favor of any of three alternatives, i.e., having a shareholder advisory vote on executive compensation every year, every two years, or every three years (or you may abstain from voting on this matter). You are not being asked to vote for or against the Board’s recommendation of having a shareholder advisory vote every year.

PROPOSAL NUMBER 5: RATIFICATION OF AUDITORS

At last year’s annual meeting, shareholders approved the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2010. The Board recommends that shareholders vote in favor of ratifying the reappointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2011. A representative of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Fees

During the Company’s fiscal years ended December 31, 2010 and December 31, 2009, the Company was billed the following aggregate fees by KPMG LLP.

Audit Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year, were $1,966,030 for the fiscal year ended 2010 and $2,172,693 for the fiscal year ended 2009.

Audit-related Fees.  The aggregate fees billed by KPMG LLP to the Company for assurance and related services were $5,000 for the fiscal year ended 2010 and $81,800 for the fiscal year ended 2009. These fees were for the audit of employee benefit plans.

Tax Fees.  The aggregate fees billed by KPMG LLP to the Company for professional services rendered for tax compliance, tax advice and tax planning were $75,500 for the fiscal year ended 2010 and $78,450 for the fiscal year ended 2009.

All Other Fees.  No fees were billed by KPMG LLP to the Company for products and services rendered for fiscal year 2009 or 2010, other than the Audit Fees, Audit-related Fees, and Tax Fees described in the preceding three paragraphs.

All of the services performed by KPMG LLP during 2010 were pre-approved by the Audit Committee of the Company’s Board of Directors, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered, and the fees for such services. For 2010, the Audit Committee also approved nominal additional fees (beyond those included in the KMPG fee proposal) for services in a limited number of subcategories, based on the Company’s experience regarding the unanticipated need for such services during the year. The Company’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG for services outside the scope of the fee proposal and engagement letter.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of February 1, 2011 by the directors, the executive officers identified in the Summary Compensation Table below and by the directors and executive officers as a group.

Amount and
	Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class

John J. Anton	10,017 Common	*
Robert L. Bianco, Jr.(2)	196,757 Common	*
Stephen L. Bruffett(3)	103,801 Common	*
William R. Corbin	12,668 Common	*
Robert Jaunich II	36,011 Common	*
W. Keith Kennedy, Jr.	64,353 Common	*
John G. Labrie(4)	15,888 Common	*
Michael J. Murray	35,729 Common	*
Edith R. Perez	1,672 Common	*
Jennifer W. Pileggi(5)	153,297 Common	*
John C. Pope	24,347 Common	*
Herbert J. Schmidt(6)	99,325 Common	*
William J. Schroeder	30,475 Common	*
Douglas W. Stotlar(7)	739,866 Common	1.3%
Peter W. Stott	27,077 Common	*
Mark C. Thickpenny(8)	68,424 Common	*
Chelsea C. White III	11,177 Common	*
All directors and executive officers as a group (17 persons)(9)	1,753,375 Common	3.0%

*	Less than one percent of the Company’s outstanding shares of Common Stock.

(1)	Represents shares as to which the individual has sole voting and investment power (or shares such power with his or her spouse). None of these shares has been pledged as security. The shares shown for non-employee directors include the following number of shares of restricted stock and number of shares which the non-employee director has the right to acquire within 60 days of February 1, 2011 because of vested stock options: Mr. Anton, 2,506 and 0; Mr. Corbin, 4,402 and 0; Mr. Jaunich, 4,402 and 7,168; Dr. Kennedy, 2,506 and 31,000; Mr. Murray, 1,857 and 7,168; Ms. Perez, 1,672 and 0; Mr. Pope, 2,506 and 10,438; Mr. Schroeder, 1,857 and 7,168; Mr. Stott, 2,506 and 6,250; and Professor White 1,857 and 0. The restricted stock and stock options were awarded under and are governed by the Amended and Restated Equity Incentive Plan for Non-Employee Directors and the 2003 Equity Incentive Plan for Non-Employee Directors.

(2)	The shares shown include 141,246 shares which Mr. Bianco has the right to acquire within 60 days of February 1, 2011 because of vested stock options.

(3)	The shares shown include 60,394 shares which Mr. Bruffett has the right to acquire within 60 days of February 1, 2011 because of vested stock options.

(4)	The shares shown include 0 shares which Mr. Labrie has the right to acquire within 60 days of February 1, 2011 because of vested stock options and 1,092 shares in the Deferred Compensation Plan.

(5)	The shares shown include 111,459 shares which Ms. Pileggi has the right to acquire within 60 days of February 1, 2011 because of vested stock options.

(6)	The shares shown include 59,620 shares which Mr. Schmidt has the right to acquire within 60 days of February 1, 2011 because of vested stock options.

(7)	The shares shown include 574,043 shares which Mr. Stotlar has the right to acquire within 60 days of February 1, 2011 because of vested stock options. In addition to the holdings described in the above table, Mr. Stotlar holds 14,021 phantom stock units under the Company’s Deferred Compensation Plan for Executives and Key Employees.

(8)	The shares shown include 63,261 shares which Mr. Thickpenny has the right to acquire within 60 days of February 1, 2011 because of vested stock options.

(9)	The shares shown include 1,169,524 shares which all directors and executive officers as a group have the right to acquire within 60 days of February 1, 2011 because of vested stock options.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN
BOARD COMMITTEES; CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each incumbent director other than Douglas W. Stotlar is an independent director under the New York Stock Exchange listing standards.

Director Qualifications

The Company’s Board of Directors seeks to have members with a variety of backgrounds and experiences. Set forth below, for each current member of the Board of Directors, is a brief description of the experience, qualifications, attributes or skills that led the Board to conclude that the director should serve on the Board.

John J. Anton

Mr. Anton brings a broad base of experience to the Board, including 20 years of corporate management and executive experience with two consumer product companies as well as leveraged buyout and private equity experience. From this experience, Mr. Anton has developed an array of skills, including in the areas of strategic, business and financial planning and corporate development, which he draws upon in his service as a member of the Company’s Board of Directors. In particular, Mr. Anton’s consumer products marketing experience provides insight to the Board’s oversight of the Company’s businesses and was of benefit to the Board when the Company undertook its rebranding initiative in 2006.

William R. Corbin

Mr. Corbin’s experience derives from a career of over 35 years in the manufacturing, marketing, sales and distribution of timber and forest products. During the course of his career he served as a senior officer in three large corporations, including as Executive Vice President of Weyerhaeuser Company. Having been engaged in line operations, he has expertise in the areas of organizational effectiveness and industrial safety, which are important aspects of the Company’s operations. He also has international experience in Europe, Asia and South America, as well as mergers and acquisition and private equity experience, which provides insight when the Company considers strategic acquisitions.

Robert Jaunich II

Founder and a managing partner of a private investment company that makes and oversees majority equity investments in operating companies representing a broad spectrum of industries, Mr. Jaunich has over 20 years of operating experience focusing on strategic planning, finance, marketing and human resources. This experience facilitates his understanding of the Company’s business, particularly from the perspective of the customer. Mr. Jaunich’s experience includes prior service on the boards of directors of a number of publicly-traded companies, including in some cases as chair, which provides insights into how boards at other companies have addressed issues similar to those faced by the Company. Appointed to the Company’s Board of Directors in 1992, Mr. Jaunich is also the longest-serving Company director.

W. Keith Kennedy, Jr.

Dr. Kennedy brings a breadth of experience to the Company’s Board of Directors derived from his prior service as chief executive officer of a large publicly-traded manufacturing company that, like the Company, was engaged in multiple lines of business. He has experience in the areas of acquisitions and dispositions, doing business with the United States government, conducting business overseas and optimizing supply chains. In addition, Dr. Kennedy has knowledge of the Company’s businesses gained both through his service as a Company director since 1996 and through his service as interim Chief Executive Officer from July 2004 to April 2005.

Michael J. Murray

Mr. Murray brings over 30 years of banking and finance experience to the Company’s Board. During his career he held a number of senior positions with major financial institutions, including the position of President of Global Corporate and Investment Banking at Bank of America Corporation. His experience advising major corporations and private equity firms on financing issues has enabled him to provide insights to the Board of Directors when the Company considers equity and debt offerings. In addition, having played a key role in the Bank of America/NationsBank merger, Mr. Murray has experience in the area of mergers and acquisitions, which has proved valuable to the Board when considering possible strategic acquisitions by the Company.

Edith R. Perez

Ms. Perez joined the Board in September 2010 after more than 25 years with the international law firm of Latham & Watkins LLP. She brings valuable legal knowledge, experience and insights to the Board, having represented clients in a variety of transactions in the areas of financing, real estate, land use, mergers and acquisitions and general corporate transactions. Ms. Perez also has considerable international experience, having represented American and other foreign companies in Mexico, Nicaragua and Brazil on transactions such as licensing of American technology and formation of joint ventures with American partners. The skills and experience Ms. Perez has developed during her career enable her to provide guidance to the Board on legal matters facing the Company, as well as guidance on the Company’s proposed corporate and financial transactions, and her considerable international experience is of value to the Board as the Company’s businesses continue to explore opportunities overseas.

John C. Pope

As a Company director, Mr. Pope draws on experience gained not only from his prior service as chief financial officer of two large publicly-traded companies in the transportation industry (and president and chief operating officer of one of those companies), but also from his current positions as chairman of a private equity firm and as a member of the boards of directors and audit committees of other publicly-traded companies. Through his service on these other boards and audit committees, Mr. Pope is able to share insights with the Company Board and Audit Committee regarding corporate governance best practices.

William J. Schroeder

Mr. Schroeder has over 25 years of operating experience as president or chief executive officer of various technology companies, including as president or chief executive officer of three publicly-traded companies. He has experience as an entrepreneur, having grown several small technology companies to a size that they could be taken public. Mr. Schroeder’s entrepreneurial skills and his software and operations experience are of benefit to the Board, particularly when evaluating new business opportunities and matters relating to the Company’s Menlo Logistics business unit.

Douglas W. Stotlar

As the Company’s Chief Executive Officer for the past six years and a career Company employee who previously held a series of increasingly responsible senior leadership positions at the Company’s Con-way Freight business unit, Mr. Stotlar understands the Company, its customers, workforce, operations, culture and key business drivers. During his tenure as Chief Executive Officer, he has gained an understanding of the regulatory environment and evolving corporate governance practices that are important to shareholders and regulatory agencies. Mr. Stotlar also holds leadership positions in a number of industry organizations, through which he gains insights into industry and supply chain shifts and evolving practices which are helpful in shaping Company strategy.

Peter W. Stott

Mr. Stott brings to the Board 40 years of experience in transportation and logistics services, having founded and operated a large asset-based transportation and logistics company located in the Pacific Northwest. This experience enables Mr. Stott to provide insights into operational and service matters affecting the Company. He also has experience with real estate private equity investments, and is knowledgeable regarding commercial real estate located in the Pacific Northwest, including Portland, Oregon where the Company has significant real estate holdings.

Chelsea C. White III

As Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology, Professor White has knowledge of the transportation and logistics sectors in which the Company operates. His research focuses on topical issues of key importance to the Company, including analyzing the role of real-time information and enabling information technology for improved logistics and, more generally, supply chain productivity and risk mitigation, with special focus on the U.S. trucking industry. Professor White writes and speaks extensively on supply chain and logistics topics such as trends in the industry, the globalization of innovation in the logistics industry, information technology in the trucking industry, and competitive performance in the U.S. trucking industry.

Majority Voting; Director Resignation Policy

The Company’s By-laws provide for majority voting in the election of directors, except in the case of contested elections, which is when the number of nominees exceeds the number of directors to be elected. In addition, the Board of Directors has adopted a Director Resignation Policy, setting forth the actions to be taken if a director fails to receive the required number of votes for re-election. The principal terms of this Policy are summarized below.

An incumbent director who fails to obtain a majority vote in an uncontested election in accordance with the Company’s Bylaws is required to tender his or her resignation to the Chairman of the Board of Directors within five days after the election results are certified. The Governance and Nominating Committee of the Board then considers the resignation and makes a recommendation to the Board concerning the acceptance or rejection of the resignation. The recommendation must be made within 45 days, and the Board must take action on the recommendation within 90 days, following the annual shareholders meeting at which the election of directors occurred. The Company will announce the Board’s decision in a Form 8-K filed with the SEC within four business days after the decision is made.

In making its recommendation, the Governance and Nominating Committee will consider all factors it deems relevant, including the reasons why shareholders voted against the director’s election, the qualifications of the director and whether the director’s resignation is in the best interests of the Company and its shareholders. The Committee will also consider possible alternatives concerning the tendered resignation, including acceptance, rejection, or rejection coupled with a commitment to seek to address and cure the reasons underlying the director’s failure to receive the required number of votes for re-election.

The Policy also provides for the independent members of the Board of Directors to consider resignations tendered pursuant to this Policy in the event that a majority of the members of the Governance and Nominating Committee fails to receive the required number of votes for re-election.

Board Meetings; Board Leadership Structure; Sessions of Non-Management Directors

During 2010, the Board of Directors held ten meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.

The Company currently has both a Chairman of the Board (Dr. Kennedy) and a Chief Executive Officer (Mr. Stotlar), and except for the period from July 2004 to April 2005 when Dr. Kennedy served both as Chairman of the Board and Interim Chief Executive Officer, has had a separate Chairman and Chief Executive Officer at all times since 1998.

Separating these positions allows our Chief Executive Officer to focus on setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board leads the Board in its role of providing advice to, and overseeing the performance of, the Chief Executive Officer. Although our bylaws and corporate governance guidelines do not require the separation of these positions, the Board of Directors believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for the Board at the current time.

Dr. Kennedy also serves as the Board’s “Lead Non-Management Director.” Non-management members of the Board of Directors meet in executive session on a regularly scheduled basis, with Dr. Kennedy presiding at such executive sessions. Neither the Chief Executive Officer nor any other member of management attends the meetings of non-management directors. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board of Directors, see “Communications with Directors” below.

Standing Committees

The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Governance and Nominating Committee and Finance Committee, the members of which are shown in the table below. Each of the Audit, Compensation and Governance and Nominating Committees is governed by a charter, current copies of which are available on the Company’s corporate website at www.con-way.com under the headings “Investors/Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

Governance and
Name	Audit		Compensation		Nominating	Finance

John J. Anton	X				X
William R. Corbin	X					X	*
Robert Jaunich II					X *
W. Keith Kennedy, Jr.
Michael J. Murray			X		X
Edith R. Perez	X				X
John C. Pope	X	*
William J. Schroeder			X	*
Douglas W. Stotlar
Peter W. Stott			X			X
Chelsea C. White III			X			X

X	= current member

*	= chair

Descriptions of the Audit, Compensation and Governance and Nominating Committees follow:

Audit Committee: Under its charter, the Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Committee receives reports on the work of the Company’s outside auditors and internal auditors, and reviews with them the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures. Under the Company’s Corporate Governance Guidelines, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and General Counsel are required to promptly notify the Chair of the Audit Committee upon receiving complaints regarding accounting, internal control and auditing matters involving the Company.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Board has determined that Mr. Pope qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the Securities and Exchange Commission. No Board member serves on the audit committees of more than three public companies. The Committee met eleven times during 2010.

Compensation Committee: The Compensation Committee’s authority is established in its charter. The Compensation Committee approves the annual base salaries paid to the Chief Executive Officer, the Company’s other policy-making officers and certain other corporate officers. The Company’s Chief Executive Officer approves the annual base salaries for the Company’s other executives. The Compensation Committee also approves, for all executives, the short-term and long-term incentive compensation award opportunities and performance goals applicable to these awards, and annual grants of long-term incentive awards to all executives made under the Company’s equity and incentive plan. In determining the compensation paid to the Chief Executive Officer, it is the practice of the Compensation Committee to consult with and obtain the concurrence of the other independent members of the Board of Directors. Management has no role in recommending or setting compensation for the Chief Executive Officer. The Committee also reviews the retirement and benefit plans of the Company and its domestic subsidiaries.

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Committee met seven times during 2010.

The Compensation Committee typically engages an independent compensation consultant to assist the Committee in its annual review and approval of executive compensation. For 2010, the Compensation Committee retained Hewitt Associates, LLP and Exequity LLP as independent compensation consultants. (See “Compensation Discussion and Analysis — Role of Compensation Consultants” below.)

Each year the Chief Executive Officer presents to the Compensation Committee for consideration his recommendations with respect to the compensation of Company executives (other than himself). These recommendations include:

•	annual base salaries of the Named Executives, other executives who report directly to the Chief Executive Officer and certain other corporate officers;

•	annual long-term incentive awards for all executives;

•	the performance metrics and numerical performance goals to apply to short-term and (if applicable) long-term incentive compensation awards; and

•	the particular levels of performance at which executives receive threshold, target and maximum payouts on short-term incentive compensation awards, and (if applicable) threshold, target and maximum payouts on long-term incentive compensation awards.

In developing his recommendations, the Chief Executive Officer typically takes into account:

•	comparative market data supplied by the independent compensation consultant retained by the Compensation Committee;

•	each executive’s target short-term and long-term incentive compensation opportunities, determined based on multiples of annual base salary approved by the Compensation Committee;

•	for the Named Executives and other executives who report directly to him, his assessment of the executives’ relative levels of responsibility and relative potential to affect business results, and of the executives’ individual performances;

•	for lower-level executives, assessment of those executives by the Named Executives or other senior executives to whom the lower-level executives report; and

•	for the performance goals, his assessment of projected Company performance as shown in its one- and three-year financial plans.

The independent compensation consultants are available for consultation with the Committee (without executive officers present) prior to and at the Committee meeting at which executive compensation is approved, as well as at other times during the year. The Compensation Committee also meets with the Chief Executive Officer (without other executive officers present) to discuss his executive compensation recommendations. The Committee then meets in an executive session without management and exercises its independent judgment in deciding whether to accept or revise the Chief Executive Officer’s recommendations.

The Compensation Committee charter identifies the Compensation Committee as the Committee with the responsibility to administer the 2006 Equity and Incentive Plan and the short-term and long-term incentive compensation awards made under the Plan. The Committee has delegated to management the authority to administer the plans on a day-to-day basis. However, the Committee retains sole authority to make awards to the Named Executives and other Section 16 officers of the Company, to establish the terms of these awards (including performance goals) and to determine whether or not modifications to performance goals are to be made.

Governance and Nominating Committee: The functions of the Governance and Nominating Committee (formerly known as the Director Affairs Committee), which are set forth in the Committee’s charter, include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	overseeing the Company’s policies and procedures with respect to related person transactions;

•	overseeing the annual evaluation of the Board and the Company’s management; and

•	periodically reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee members of the Board (including the Chairman of the Board, if he or she is not an employee of the Company).

Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Governance and Nominating Committee met four times during 2010.

Not less often than every three years, the Governance and Nominating Committee engages an independent compensation consultant to review the Company’s director compensation. Typically, the Committee engages the same consultant that the Compensation Committee engages to provide advice regarding executive compensation. The Committee instructs the consultant to include in its review prevalent director compensation practices, including compensation in cash, stock and options. The Committee did not retain a compensation consultant for 2010. The Committee does not delegate any of its duties regarding director compensation, and executive officers of the Company have no role in determining or recommending the amount or form of director compensation.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Governance and Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance and Nominating Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Governance and Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

The Governance and Nominating Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Although the Governance and Nominating Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Governance and Nominating Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

The Governance and Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Governance and Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance and Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Governance and Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Board’s Role in the Oversight of Company Risk

The Board of Directors, as a whole and at the committee level, oversees the Company’s management of risks, including operational, financial, legal and regulatory, strategic and reputational risks.

The Company has established an internal risk committee made up of employees from different disciplines. Periodically senior management reviews with the Board of Directors the major risks identified by the internal risk committee, as well as steps identified by the Company to mitigate the risks.

In addition, our Board committees consider risks within their respective areas of responsibility. For example, the Audit Committee considers risks relating to financial reporting and internal control functions and the Compensation Committee considers risks relating to the Company’s executive compensation programs and policies.

The Company has reviewed the risks arising from its compensation policies and practices for employees and has concluded that these risks are not reasonably likely to have a material adverse effect on the Company. The Company has discussed its analysis with the Compensation Committee and the Board of Directors, each of which concurs with the Company’s conclusion.

Policies and Procedures Regarding Related Person Transactions; Transactions with Related Persons

The Company has written policies and procedures for the review, approval or ratification of related person transactions. A transaction is subject to the policies and procedures if the transaction involves in excess of $120,000, the Company is a participant in the transaction and any executive officer, director or 5% shareholder, or any of their immediate family members, has a direct or indirect interest in the transaction. The Governance and Nominating Committee of the Board of Directors is responsible for applying these policies and procedures. It is the Company’s policy to enter into or ratify related person transactions only when the Governance and Nominating Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Since January 1, 2010, the Company has not been a participant in any transaction involving more than $120,000 in which a related person had a direct or indirect material interest, nor is any such transaction currently proposed, except for the transactions described below.

Contract Freighters, Inc. (“CFI”), the truckload carrier acquired by the Company in August 2007 and which now is part of Con-way Truckload, engages Contract Transportation Service (“CTS”) to provide shuttle services within the Joplin, Missouri area. CTS has been providing these services to CFI since 1994, and the amount paid by CFI to CTS has risen from approximately $60,000 in 1994 to approximately $153,000 in 2010. CTS is owned and operated by Scott Schmidt, the brother of Herbert J. Schmidt, President of Con-way Truckload and Executive Vice President of the Company. Herbert J. Schmidt has no ownership or other pecuniary interest in CTS and is not involved in the day-to-day management of the relationship between Con-way Truckload and CTS. Pursuant to the Company’s policies and procedures described below, the Governance and Nominating Committee reviewed and ratified the transactions between Con-way Truckload and CTS, concluding that the transactions are in the best interests of the Company and its stockholders.

Communications with Directors

Any shareholder or other interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group to which the envelope is addressed.

Policy Regarding Director Attendance at Annual Meetings of Shareholders

The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board of Directors and the Chief Executive Officer (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. In 2010, the Chairman of the Board and the Chief Executive Officer each attended the meeting in person, and seven of the eight other outside Directors attended telephonically. Mr. Anton was unable to attend due to technical difficulties he encountered when attempting to dial into the meeting.

Authority to Retain Advisors

The Board of Directors and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates any independent counsel or other advisor retained by the Board or any Committee.

Code of Ethics; Corporate Governance Guidelines

The Board of Directors has adopted a Code of Ethics for the Chief Executive and Senior Financial Officers, including the Chief Financial Officer and Controller. The Board of Directors has also adopted a Directors’ Code of Business Conduct and Ethics applicable to all directors, a Code of Business Conduct applicable to all officers and employees, and Corporate Governance Guidelines. Current copies of each of these documents are available on the Company’s corporate website at www.con-way.com under the headings “Investors/Corporate Governance.” Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s website at www.con-way.com.

2010 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation
	Paid in Cash	Awards	Awards	Compensation	Earnings
Name	($)(2)	($)(3)(4)	($)(5)	($)(6)	($)(7)	Total ($)

John J. Anton	68,022	84,978	—	—	—	153,000
William R. Corbin	76,022	84,978	—	—	—	161,000
Robert Jaunich II	71,022	84,978	—	—	—	156,000
W. Keith Kennedy, Jr.	198,022	84,978	—	—	—	283,000
Michael J. Murray	63,000	—	—	—	—	63,000
Edith R. Perez(1)	22,692	49,558	—	—	—	72,250
John C. Pope	78,022	84,978	—	—	—	163,000
William J. Schroeder	71,000	—	—	—	—	71,000
Peter W. Stott	63,022	84,978	—	—	—	148,000
Chelsea C. White III	63,000	—	—	—	—	63,000

(1)	Ms. Perez was appointed to the Board of Directors in September 2010.

(2)	Each non-employee Director, other than Ms. Perez, received a cash retainer of $63,000 in 2010. Ms. Perez received a prorated cash retainer of $21,000. For his services as Chairman of the Board, Dr. Kennedy received an additional cash retainer of $135,000. Messrs. Corbin, Jaunich, Pope, and Schroeder received $8,000, $8,000, $15,000 and $8,000 each for serving as Chairs of the Finance, Governance and Nominating, Audit, and Compensation Committees, respectively. For serving on the Audit Committee, Messrs. Anton and Corbin received additional cash retainers of $5,000 and Ms. Perez received a prorated additional cash retainer of $1,667.

Amounts shown in this column include a cash payment in lieu of granting partial shares in connection with the 2010 restricted stock grants for Messrs. Anton, Corbin, Jaunich, Kennedy, Pope and Stott of $22 and for Ms. Perez of $25.

Mr. Stotlar is not included in the table because he does not receive compensation in his capacity as a member of the Board of Directors. His compensation as President and Chief Executive Officer is included in the Summary Compensation Table.

(3)	The amounts shown in this column reflect the grant date fair value of restricted stock awards granted in 2010 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2010 grants, see Note 12, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2010, as filed with the SEC. Messrs. Murray, Schroeder and White were elected to three-year terms in 2008. Consequently, these directors did not stand for election in 2010 and did not receive grants of restricted stock.

(4)	The following table provides certain additional information concerning the restricted stock awards of our non-employee directors for fiscal year 2010 and restricted stock awards outstanding at December 31, 2010:

	Total Restricted Stock	Restricted	Grant Date Fair Value
	Awards Outstanding	Stock Awards	of Restricted Stock
	at December 31, 2010	Granted	Awards Granted During
	(#)	During 2010 (#)	2010 ($)

Anton	2,506	2,506	84,978
Corbin	4,402	2,506	84,978
Jaunich II	4,402	2,506	84,978
Kennedy, Jr.	2,506	2,506	84,978
Murray	1,857	—	—
Perez	1,672	1,672	49,558
Pope	2,506	2,506	84,978
Schroeder	1,857	—	—
Stott	2,506	2,506	84,978
White III	1,857	—	—

(5)	No option awards were granted to non-employee directors in 2010. As of December 31, 2010, non-employee directors held the following number of stock options: Mr. Jaunich, 7,168; Dr. Kennedy, 31,000; Mr. Murray, 7,168; Mr. Pope, 10,438; Mr. Schroeder, 7,168; and Mr. Stott, 6,250.

(6)	The Company does not maintain any non-equity incentive compensation plans for non-employee directors.

(7)	This column relates to deferred compensation balances that are credited with returns based on the Bank of America prime rate and reflects that, in 2010, no amounts were earned above 120% of the applicable federal rate. The Company does not maintain any pension or other retirement plan for non-employee directors.

The Board of Directors has approved an annual cash retainer of $70,000 for each non-employee director. However, as part of cost-savings initiatives implemented in 2009, the Board approved a temporary 10% reduction in the annual cash retainers, so that in 2010, each non-employer director’s annual cash retainer was reduced from $70,000 to $63,000. For 2010 the Board of Directors also approved an additional annual cash retainer of $150,000 for Dr. Kennedy in recognition of his increased responsibilities as Chairman of the Board, which with the 10% reduction was reduced from $150,000 to $135,000.

In addition to the annual cash retainers, the chair of the Company’s Audit Committee receives an annual chair cash retainer of $15,000, and the chairs of the Compensation, Governance and Nominating and Finance Committees each receive an annual chair cash retainer of $8,000. Each member of the Audit Committee, other than the chair, also receives a committee retainer of $5,000. Each of the retainers described above are payable quarterly in arrears. Directors do not receive any fees for attending Board or Committee meetings.

Directors may elect to defer payment of their fees under the Company’s deferred compensation plans for directors. Payment of any deferred compensation account balances will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board. In 2010 (as in previous years), interest on amounts deferred prior to 2007 was credited quarterly at the Bank of America prime rate. The Company’s deferred compensation plans for directors provide that balances on amounts deferred in 2007 and subsequent years are not credited with a fixed rate of interest but instead fluctuate based on the value of one or more funds selected by the director from a list of available funds. In addition, directors may elect to have some or all of their pre-2007 account balances treated in the same manner as post-2006 deferrals. Directors may also elect to convert some or all of their deferred compensation account balances into phantom stock units that track the performance of the Company’s common stock.

Prior to shareholder approval of declassification of the Board of Directors in 2009, each non-employee director also received a three-year restricted stock grant having a notional value at the time of grant of $255,000 upon election or re-election to the Board, and did not receive a restricted stock grant in the subsequent two years. However, with the declassification of the Board of Directors, beginning in 2011 each director will stand for election or re-election each year, and if elected or re-elected, each non-employee director will receive a grant of restricted stock with a notional value of $85,000 (or such other annual amount as the Board may approve in the future). The number of shares of restricted stock in each grant is determined by dividing the notional value of the grant by the closing price of the Company’s common stock on the grant date, with any fractional shares paid in cash. Each such grant of restricted stock vests one-third per year, commencing on the first anniversary of the grant date, or earlier upon the occurrence of certain events such as death, disability, retirement or a change in control.

In 2009 shareholders approved amendments to the Company’s Certificate of Incorporation providing for declassification of the Board of Directors in a manner so as not to affect the term of any director elected prior to the 2010 Annual Meeting of shareholders. As a result, three directors stood for re-election in 2009, and seven directors stood for re-election in 2010. Each non-employee director re-elected in 2010 received a grant of restricted stock with a notional value of $85,000 at the time of grant.

The Board established stock ownership guidelines for non-employee directors in 2006. Under the guidelines, by the compliance deadline of April 2012 each non-employee director is expected to hold Con-way securities having an aggregate value not less than three times the annual cash retainer of $70,000, or $210,000. To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Directors’ Deferred Compensation Plan	Full value
Vested in-the-money stock options	50% of value
Unvested restricted stock	50% of value

Directors are also provided with certain insurance coverage and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings. The Company also offers an Education Matching Gifts Program, pursuant to which the Company matched donations made to an accredited college or university by executives, certain other employees or members of the Company’s Board of Directors. The matching contributions made by the Company in any year on behalf of any executive, employee or Board member are limited to $5,000. However, as part of the Company’s 2009 cost-savings initiatives, the Educational Matching Gift Program was temporarily suspended and remains suspended as of the date of this Proxy Statement. In 2010, no director received other compensation in excess of $10,000 for the items described in this paragraph; therefore, as permitted under the SEC disclosure rules, we have not included this compensation in the Director Compensation Table.

COMPENSATION OF EXECUTIVE OFFICERS

I. COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation program objectives, policies and procedures as they were in effect for the 2010 fiscal year.

The Executive Summary included below highlights:

•	recent changes made to the Company’s executive compensation program;

•	the 2010 target total direct compensation of the Named Executives; and

•	the Company’s performance in 2010 and its effect on 2010 compensation.

The Executive Summary contains some capitalized terms whose definitions can be found in the discussion that follows the summary. A full discussion of the Company’s 2010 compensation program objectives, policies and procedures follows the Executive Summary.

Executive Summary

Recent Changes to the Company’s Executive Compensation Programs

The Company periodically makes changes to its executive compensation program to reflect evolving compensation practices, to more closely align executives’ interests with those of shareholders, and in response to changing economic conditions and Company needs. The table below summarizes some of the executive compensation program changes made over the last several years.

Year	Feature	Description

2010	Change in mix of long-term incentive awards	The mix of long-term incentive awards was changed from a 50/50 mix of options and restricted stock units (RSUs) in 2009 to a 70/30 mix of cash-settled stock appreciation rights (CSSARs) and RSUs for the CEO and a 60/40 mix of CSSARs and RSUs for most other Named Executives.
2009	“Double trigger” vesting	Beginning with awards made in 2010, an executive’s equity awards will vest upon a change in control only if the executive also experiences a qualifying termination of employment.
2009	Excise tax gross-ups; restrictive covenants	Change in control severance arrangements were modified to eliminate excise tax gross-ups and to add restrictive covenants.
2009	Restricted stock retention policy	Named Executives must retain 70% of all shares (after tax withholding) from restricted stock/RSU awards granted in 2009 and subsequent years until they are in compliance with applicable stock ownership guidelines.
2009	Changes in response to economic downturn	The Company instituted temporary salary reductions at Con-way Inc. and Con-way Freight. The 10% reduction made to the CEO’s annual base salary remains in effect.
2009	Changes in response to economic downturn	The Company suspended or reduced Company 401(k) contributions.

Year	Feature	Description

2009	Pension plan changes	The Plan was amended so that a participant’s average final compensation (used to determine benefits under the plan) would only take into account compensation earned through April 2009.
2006	Stock ownership guidelines	Guidelines were established and implemented in 1998 for determining the value of Company stock that Named Executives are expected to hold. In 2006 stock ownership guidelines were made applicable to approximately 5 additional senior executives.
2006	Pension plan changes	Plan was partially “frozen” so that no further service accruals after December 31, 2006 would be credited, and so that new employees would not be eligible to participate in the plan.
2006	“Clawback” provision	Named Executives are required to repay overpayments of annual and long-term cash incentive awards in the event of fraud or overpayments made within one year of a financial statement restatement.

2010 Target Total Direct Compensation

The Compensation Committee believes that our executive compensation is necessary to attract, retain, and motivate a highly-qualified executive team and is reasonable when measured against our direct competitors in the less-than-truckload, logistics and truckload sectors as well as against companies in our focused peer group and in general industry.

The key components of executive pay are annual base salary, an annual cash incentive award and equity-based long-term incentive compensation awards. Throughout this Compensation Discussion and Analysis, we will refer to these key components as an executive’s “total direct compensation.”

The annual cash incentive awards provide an important incentive to the Named Executives to achieve short-term Company goals. 2010 annual cash incentive awards were tied to the performance of one or more the Company’s primary business units. As shown in the tables below, the payouts of these awards closely tracked 2010 performance.

In contrast to the annual cash incentive awards, the long-term incentive compensation awards provide an important incentive to achieve long-term strategic goals. The 2010 long-term incentive awards provide an opportunity for additional compensation that is tied to the Company’s stock price. The monetary benefit ultimately realized by the Named Executives from their 2010 long-term incentive awards (which vest over three years) is not yet known and will largely depend on how successful the Named Executives’ efforts are in increasing shareholder value over time and whether the Named Executive is employed by the Company when the awards vest.

The Compensation Committee seeks to closely align the interests of executives with those of shareholders. For 2010, the Compensation Committee elected to provide the long-term incentive compensation awards in the form of cash-settled stock appreciation rights (“CSSARs”) and restricted stock units (“RSUs”). In determining the types of long-term incentive awards to be granted, the Compensation Committee considered factors including the alignment of executive and shareholder interests, the motivational and retention values of the awards and share utilization.

The Compensation Committee believes that when taken together, the 2010 mix of CSSARs and RSU awards provide a balanced mix of long-term incentive awards closely aligning the interests of executives with those of shareholders. The CSSARs provide an opportunity for additional compensation, with executives benefitting only if shareholders also benefit through a higher stock price. The RSUs (which are subject to three-year cliff vesting and the Company’s stock retention policy) ensure that executives are aligned with shareholders by incentivizing executives to take a longer-term perspective when managing the Company’s businesses. The Compensation Committee also views both the CSSARs and the RSUs as providing important motivational and retention benefits.

The Compensation Committee approved 2010 target total direct compensation for the Chief Executive Officer that is less than his 2009 target total direct compensation. As part of a cost-savings program implemented in April 2009, the CEO’s base salary was temporarily reduced by 10%. This salary reduction continued throughout 2010 and currently remains in effect. In addition, his 2010 target annual cash incentive award, which is set at 100% of his annual base salary, was based on his reduced annual base salary. His target long-term incentive compensation opportunity was set at 400% of his unreduced annual base salary (the same as in 2009), reflecting the Compensation Committee’s decision not to reduce the motivational effect of the Chief Executive’s long-term awards based on the temporary annual base salary reduction. The 2010 compensation of all Named Executives is described further in the discussion that follows this Executive Summary.

The chart below shows, for the five Named Executives who remained with the Company through the end of the fiscal year, the 2010 target total direct compensation and the estimated current value of each Named Executives’ total direct compensation. As noted above, the value ultimately realized on the 2010 long-term incentive awards is not yet known and will depend on the Company’s stock price at the time the awards vest, in the case of RSUs, or are exercised, in the case of CSSARs. For purposes of the table below, the value of the long-term incentive awards is based on the Company’s closing stock price on December 31, 2010. The estimated current value also includes 2010 base salary and the actual payouts received on the annual cash incentive awards based on 2010 performance.

2010 Total Direct Compensation

The following charts show, for the 2010 annual cash incentive awards, actual versus target performance for Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics.

The annual cash incentive award to Mr. Bianco was based on the adjusted operating income of Menlo Worldwide Logistics and the award to Mr. Schmidt was based on the operating ratio of Con-way Truckload. The awards to Messrs. Stotlar and Bruffett and Ms. Pileggi were based on the weighted performances of Menlo Worldwide Logistics (14%), Con-way Freight (71%) and Con-way Truckload (15%).

Introduction

The Company’s Compensation Committee engages in a collective evaluation of all components of compensation when establishing the various forms and levels of executive pay. The Compensation Committee seeks to provide a competitive pay package designed to attract, retain and motivate talented executives, and to closely align the interests of our executive officers with those of our shareholders. Consistent with these overarching objectives, the Compensation Committee ensures that equity-based awards make up a significant portion of executive pay.

The key components of executive pay are annual base salary, an annual cash incentive award and long-term incentive compensation awards. These key components are referred to as an executive’s “total direct compensation.”

The charts below show each of these components, expressed as a percentage of total direct compensation, for the Named Executives in 2010. The “CFO and Other Named Executives” chart shows the average percentages for the Chief Financial Officer and four other Named Executives who are at the same executive grade level.

This pay structure furthers the objectives of the Company’s executive compensation program by providing for:

•	a significant percentage of total direct compensation to be delivered in the form of “at risk” incentive compensation opportunities;

•	the percentage of total direct compensation that is “at risk” to be higher for the Chief Executive Officer than for other executives of the Company; and

•	long-term incentive compensation opportunities to constitute a greater proportion of total direct compensation than short-term compensation opportunities, thereby (i) encouraging decisions intended to benefit the Company long-term rather than decisions focused principally on short-term outcomes and (ii) promoting executive retention.

The Named Executives also are entitled to receive post-employment compensation that includes (among other things) severance benefits that are available only in the event of a “qualifying” termination of employment, whether in connection with a change in control or otherwise. However, under no circumstances are severance benefits available upon a termination of employment for cause.

Role of Compensation Consultants

The Compensation Committee retains an independent compensation consultant each year to assist in the assessment of executive compensation. The compensation consultant is engaged by and reports to the Compensation Committee, which evaluates the performance of the compensation consultant and decides whether or not to continue to use the consultant’s services.

In late 2009 Hewitt Associates, LLP (“Hewitt”) was retained as independent compensation consultant to advise the Compensation Committee in setting executive pay levels for 2010. At the beginning of 2010, the individual consultant advising the Compensation Committee left Hewitt and joined Exequity, LLP (“Exequity”). For continuity, the Compensation Committee elected to retain Exequity to assist in implementing 2010 compensation. In the discussion that follows, the term “independent compensation consultant” refers to both Hewitt and Exequity.

At the Compensation Committee’s request, the independent compensation consultant advised the Compensation Committee with regard to:

•	the establishment of target long-term incentive award opportunities based on ranges of multiples of base salary rather than on a single specified multiple for each Named Executive;

•	the types of long-term incentive compensation awards to grant in 2010 and the methodologies and assumptions used to value the awards;

•	changes to the Company’s change-in-control executive severance program and implementation of a non-change-in-control executive severance program; and

•	trends and evolving best practices in executive compensation.

Except as described above, the independent compensation consultant had no role in recommending or determining the 2010 compensation of the Company’s executives and provided no other services to the Company in 2010.

In a typical year, the Compensation Committee also will ask the independent compensation consultant (i) to recommend the companies to be included in a “Focused Peer Group” (described below), (ii) to provide comparative market data for the companies in the Focused Peer Group as well as for the companies in general industry (excluding financial services companies), and (iii) to provide the Compensation Committee with its analysis of the total direct compensation of the Named Executives in relation to the comparative market data.

However, in setting pay levels for 2010 the Compensation Committee elected not to request and pay for this information from the independent compensation consultant, for the reasons set forth below:

•	as part of a 2009 cost-savings initiative, temporary reductions were made to the annual base salaries of many of the Named Executives and, except for the possible reinstatement of some or all of these reductions if economic circumstances warranted, no further adjustments to annual base salaries were contemplated for 2010; and

•	at the request of the Compensation Committee, during 2009, the independent compensation consultant had conducted a market assessment of the long-term incentive award targets for Company executives, so relatively current market information was already available regarding long-term incentive awards.

As a result, 2010 executive compensation was largely determined based on the comparative market analysis provided by Hewitt for 2009. The discussion below describes the comparative market data considered when setting 2009 executive compensation.

Comparative Market Data

As noted above, when setting 2010 compensation the Compensation Committee relied on comparative market data provided by Hewitt for 2009. This comparative market data is described below.

Identification of Peer Groups

Given its size and the mix of services that it offers, the Company does not have strictly comparable industry peers against which it can compare executive compensation. As a result, to assist it in setting total direct compensation for the Named Executives, the Compensation Committee instructed its compensation consultant, Hewitt, to provide comparative market data for the Focused Peer Group of companies and for companies within general industry, as described below.

Focused Peer Group

The Compensation Committee considered a Focused Peer Group of companies recommended by the Committee’s independent compensation consultant that (i) are in the transportation sector (including companies that provide services similar to those provided by the Company), (ii) are of the same relative size as the Company and (iii) represent possible competition to the Company for executive talent. The Focused Peer Group was originally developed in 2007 by Hewitt, and has been modified over time to reflect changing circumstances, such as companies included in the Focused Peer Group being taken private and the Company’s increased involvement in the truckload sector following its 2007 acquisition of truckload carrier Contract Freighters Inc. (now operated under the name “Con-way Truckload, Inc.”).

The Focused Peer Group of companies recommended by Hewitt for 2009 is shown in the following table.

(For purposes of comparison, the Company is also included in the table. Revenues shown in the table were obtained from information that was publicly available when 2009 total direct compensation was being considered).

Company Name	Types of Services Provided	Revenue (Millions)

Alexander & Baldwin Inc.	Ocean carrier	$1,878
C.H. Robinson Worldwide Inc.	Brokerage	$7,682
CSX Corp.	Railroad	$10,698
Expeditors International of Washington Inc.	Freight forwarding	$5,424
GATX Corp.	Equipment leasing	$1,291
J.B. Hunt Transport Services, Inc.	Truckload; intermodal	$3,692
Jetblue Airways Corp.	Passenger airline	$3,050
Landstar System Inc.	Truckload; brokerage	$2,519
Norfolk Southern	Railroad	$9,659
Overseas Shipholding Group	Ocean carrier	$1,265
Ryder System Inc.	Leasing; contract logistics	$6,515
Southwest Airlines	Passenger airline	$10,193
UTI Worldwide Inc.	Freight forwarding; contract logistics	$4,622
Werner Enterprises Inc.	Truckload	$2,080
YRC Worldwide Inc.	Less-than-truckload	$9,526
Con-way Inc.	Less-than-truckload; truckload; contract logistics	$4,587

General Industry Survey Data

Survey data was also provided from Hewitt’s Total Compensation Measurement survey for companies from general industry (other than financial services) of the same relative size as the Company. Financial services companies were not considered because the pay structure of those companies differs materially from that of the Company and because the Company does not typically compete with financial services companies for executive talent. Companies with revenues between $1 billion and $10 billion were included. By using this range, the compensation consultant was able to generate a substantially larger pool of comparative market data than was available using the Focused Peer Group described above. Comparative market data from a total of approximately 175 companies was considered. The names of the companies are shown in Appendix A to this Proxy Statement.

Use of Comparative Market Data

In assessing whether the total direct compensation provided to each of the Company’s Named Executives compares reasonably to the comparative market data, the Compensation Committee considers annual base salary together with the annual cash incentive award payout at target performance levels and the fair value of the long-term incentive compensation awards on the grant date. The Compensation Committee looks at the elements comprising total direct compensation in the aggregate, and does not compare each individual element of compensation to comparative market data.

The Compensation Committee’s objective is to provide target total direct compensation that is between the 50th and 75th percentiles of the total direct compensation of comparable executives at peer group companies. The Compensation Committee believes that the targets it sets for incentive compensation are challenging and that the executives should receive above-median compensation if they are able to meet those targets.

However, the Compensation Committee does not engage in strict quantitative benchmarking against the comparative market data using objective guidelines or formulae. Instead the Compensation Committee uses the comparative market data as a starting point and relies on its collective judgment when setting Named Executive compensation. The Compensation Committee takes into consideration general economic conditions and overall Company performance, challenges confronting the Company, advice from the independent compensation consultant, information provided by the Company and the recommendations of the Chief Executive Officer. The Compensation Committee also uses subjective information when considering executive compensation, including the credentials, length of service, experience, consistent performance, and available competitive alternatives of our Named Executives. We believe that the Compensation Committee is in a unique position, with its knowledge of Company circumstances, the characteristics of the executive team, the market data provided by the consultant, and its general background and experience, to use its judgment in setting pay levels.

Tax and Accounting Considerations

Federal tax law limits the deductibility by the Company of “non-performance based compensation” paid to the Chief Executive Officer and the three other most highly compensated executives, other than the Chief Financial Officer (the “covered employees”). All amounts of non-performance based compensation in excess of the annual statutory maximum of $1 million per covered employee are not deductible. The Company’s general policy is, where feasible, to structure incentive compensation paid to the covered employees so that it qualifies as “performance-based compensation,” which is exempt from the $1 million annual cap and thus is deductible for federal income tax purposes. In 2010 none of the Named Executives received non-performance based compensation in excess of the $1 million limit.

However, there may be circumstances where portions of a covered employee’s compensation will not be deductible. For the reasons cited below under “Long-Term Incentive Compensation Awards,” for 2010 the Compensation Committee chose to make significant awards of time-based restricted stock units to the Named Executives. These awards are considered non-performance based compensation, so that upon vesting the value of an award held by any covered employee would be includable when determining whether the $1 million limit is exceeded. Depending on (i) the Company’s stock price at the time the awards vest and (ii) whether one or more of the Named Executives are covered employees for the year during which vesting occurs, some portion of these awards may end up not being deductible. However, the Compensation Committee believes that the motivational and retention benefits of the awards outweigh their potential non-deductibility.

The Company did not revise its executive compensation practices relating to equity awards in response to changes in accounting rules pursuant to FAS 123R.

Other Considerations

The Compensation Committee generally does not consider amounts realized or realizable from prior stock option awards or other long-term incentive awards when approving total direct compensation for the Named Executives. The Compensation Committee believes that incentive awards are effective in motivating executives and that in most cases adjustments based on prior compensation would undermine the effectiveness of these awards.

Likewise, the Compensation Committee generally does not consider accrued retirement benefits of Named Executives when approving total direct compensation and did not do so when approving 2010 total direct compensation. Executives who have earned substantial levels of retirement benefits under the Company’s pension plans typically have done so by spending significant parts of their careers at the Company, which benefits the Company through the continuity, experience, institutional knowledge and ‘bench strength’ of its management team. In addition, retirement benefits in the form of 401(k) and deferred compensation account balances largely reflect compensation earned for services previously performed that the executive has elected to save for retirement.

As in prior years, in 2010 the total direct compensation of the Company’s Chief Executive Officer was higher than that of the other Named Executives. This difference reflects both the assessment of a chief executive officer’s value relative to that of other senior company executives (as indicated in the various sources of comparative market data reviewed by the Compensation Committee) and the Compensation Committee’s belief that the Chief Executive Officer’s substantially higher level of responsibility and accountability, and greater potential impact on the Company’s results warrants a higher level of compensation than the other Named Executives.

The Company’s annual cash incentive and long-term incentive compensation awards are made under “omnibus” equity and incentive plans approved by the Company’s shareholders. These plans give our Compensation Committee discretion to make equitable and discretionary adjustments to awards granted to executives. For 2010 the Compensation Committee elected to use its discretion to reduce the annual cash incentive awards paid to certain Named Executives, as described below under “Annual Cash Incentive Awards.”

Role of Chief Executive Officer in Setting Total Direct Compensation

The role of the Chief Executive Officer in setting total direct compensation is discussed above under “Standing Committees — Compensation Committee.”

2010 Total Direct Compensation

Annual Base Salary

The annual base salaries approved by the Compensation Committee typically reflect adjustments designed to bring the Named Executives’ salaries in line with comparative market data. However, adjustments may also take into account other factors, such as the individual performances of the Named Executives and the Named Executives’ relative levels of responsibility and accountability and relative potential to affect business results.

In April 2009, as part of a cost reduction program undertaken by the Company, the 2009 annual base salaries of Messrs. Stotlar, Bruffett and Labrie were temporarily reduced by 10%, and the 2009 annual base salaries of Ms. Pileggi and Mr. Thickpenny were reduced by 5%. Mr. Stotlar’s 10% annual base salary reduction remained in effect throughout 2010. Effective January 2010, one-half of the temporary base salary reductions were reinstated for Messrs. Bruffett, Labrie and Thickpenny and for Ms. Pileggi, and no further adjustments were made to the annual base salaries of these Named Executives for 2010. The 2010 annual base salary of Mr. Bianco was unchanged from 2009, and the 2010 annual base salary of Mr. Schmidt was unchanged from 2009 except during an interim three-month period in 2010 when Mr. Schmidt cut back on his duties as Con-way Truckload President for personal reasons and received a temporary 25% reduction in annual base salary.

Annual Cash Incentive Awards

The Compensation Committee typically grants to each Named Executive an annual cash incentive award with performance metrics and numerical performance goals tied to the short-term business objectives of the business unit(s) for which the executive is responsible. The annual cash incentive awards granted to the Chief Executive Officer, Chief Financial Officer and other Con-way Inc. Named

Executives are tied to the combined operating results of the Company’s three primary business units as described further below.

Each Named Executive’s annual cash incentive award is set so as to deliver, at target performance levels, a specified percentage of annual base salary. The percentages applicable to 2010 compensation are shown in the table below.

Annual Cash Incentive Award Opportunities
(at Target, as a Percentage of Base Salary)

Annual Cash
Incentive Award
Opportunity at
Target (as a
percentage
Named Executive	of annual base salary)

Douglas W. Stotlar	100%
Stephen L. Bruffett	70%
Robert L. Bianco, Jr.	70%
John G. Labrie	70%
Jennifer W. Pileggi	70%
Herbert J. Schmidt	70%
Mark C. Thickpenny	50%

The Compensation Committee approves the performance metrics and also approves the specific numerical performance goals that govern the level of payout on each annual cash incentive award. The performance metrics applicable to the 2010 annual cash incentive awards for Messrs. Bianco, Labrie and Schmidt (the heads of the Company’s three primary business units) are shown in the table below.

Performance Metrics Applicable to 2010 Annual Cash Incentive Awards
(Business Unit Heads)

Named Executive	Performance Metric

Robert L. Bianco, Jr	Adjusted Operating Income of Menlo Worldwide Logistics
John G. Labrie	Adjusted Operating Income of Con-way Freight
Herbert J. Schmidt	Operating Ratio of Con-way Truckload

As used in the table above:

“Adjusted Operating Income” refers to operating income as determined in accordance with United States generally accepted accounting principles (“US GAAP”), as adjusted for (i) any and all asset impairments pursuant to FASB Codification topics 350 and 360, (ii) any and all restructuring charges pursuant to FASB Codification topic 420 and (iii) any and all accounting changes pursuant to FASB Codification topic 250.

“Operating Ratio” refers to Operating Expense as a percentage of Revenue (Revenue less Adjusted Operating Income divided by Revenue) and is, therefore, directly tied to Adjusted Operating Income. This particular performance metric is used for Con-way Truckload due to its traditional and widespread use in the truckload industry.

The adjustments to Operating Income described above were included within the performance metric so that each affected Named Executive would have an incentive to take actions that are in the best interests of the business unit in the long-term, but that might otherwise adversely affect payouts on the annual cash incentive awards.

When establishing performance metrics to apply to an award, one of the factors considered by the Compensation Committee is whether the award creates an incentive for executives to take excessive risks in order to increase the amount of the payouts they will receive. The Compensation Committee has concluded that basing the Company’s annual cash incentive awards on the performance metrics of adjusted operating income and operating ratio, and balancing the annual cash incentive awards with significant long-term incentive awards, properly aligns executives’ interest with those of shareholders and does not create or provide an incentive for executives to take excessive risks.

The table below shows the numerical performance goals that applied to the awards to those Named Executives, as well as the level of achievement in 2010.

Performance Goals Applicable to 2010 Annual Cash Incentive Awards
(Business Unit Heads)

			Payout
	Performance		Percentage at	Achievement	Achievement
	Goals		Performance	Level	(as Percentage
Performance Metrics	(in 000’s)		Levels	(in 000’s)	of Target Payout)

Adjusted Operating Income – Con-way Freight	Threshold	$50,000	15%
	Target	$81,000	100%	$32,608	0%
	Maximum	$112,000	200%
Adjusted Operating Income – Menlo Worldwide	Threshold	$21,521	56%
Logistics	Target	$30,744	100%	$36,425	192.4%
	Maximum	$36,893	200%
Operating Ratio — Con-way Truckload	Threshold	96.5%	56%
	Target	95.0%	100%	96.27%	62.8%
	Maximum	93.0%	200%

Numerical performance goals are set for threshold, target and maximum performance levels. For performance levels between threshold and target, or target and maximum, the actual payout is determined by interpolation. The maximum payout that an executive can receive for this award is 200% of the target payout.

The Compensation Committee considered projected performance as reflected in the one-year financial plans developed by the Company and its business units when setting the goals set forth in the table above. In evaluating financial plans, among the factors the Compensation Committee considers are market conditions, the business cycle, operating plan priorities, and the prospective return on assets employed by the Company and its respective primary business units. It also tries to gauge the relative degree of difficulty the Company and its business units will face in meeting the financial plans. The Compensation Committee also discusses the financial plans with the Chief Executive Officer and takes into consideration his recommended performance goals and corresponding payout levels. Based on its independent assessment of all of these factors, the Compensation Committee sets the numerical performance goals. The Compensation Committee typically does not consider historical analyses that attempt to correlate performance goals established in prior years with actual payouts in those years and did not do so when establishing performance goals in 2010.

The 2010 annual cash incentive awards of Con-way Inc. executives Messrs. Stotlar, Bruffett and Thickpenny and Ms. Pileggi were based on the respective performances of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics, weighted by revenue, in the case of Con-way Freight and Con-way Truckload, and by net revenue, in the case of Menlo Worldwide Logistics. These weightings are shown in the following table.

2010 Annual Cash Incentive Awards
(Named Executives at Con-way Inc.)

			Achievement for
		Business Unit	Con-way Inc.
		Achievement*	Executives
		(as Percentage	(as Percentage
Business Unit	Weighting	of Target Payout)	of Target Payout)

Con-way Freight	71%	0%	0%
Con-way Truckload	15%	62.8%	9.4%
Menlo Worldwide Logistics	14%	192.4%	26.9%
Total	100%	—	36.4%

*	Taken from the last column of the “Performance Goals Applicable to 2010 Annual Cash Incentive Awards (Business Unit Heads)” table above

As shown in the tables above, the operating results of the Company’s three primary business units varied in 2010. Primarily as a result of the overcapacity and attendant difficult pricing environment in the LTL industry that persisted through 2010, Con-way Freight failed to achieve the threshold level of Adjusted Operating Income. Con-way Truckload managed to achieve a respectable 62.8% of target performance despite the challenging operating environment that the resetting economy created for Con-way Truckload. Menlo Worldwide Logistics turned in a strong performance as it continued to capitalize on the growing need for supply chain outsourcing and its ability to control costs and improve productivity.

The Compensation Committee elected to exercise its discretion to reduce the 2010 annual cash incentive award payouts to some Named Executives. When determining the achievement levels shown in the table above, the Compensation Committee did not take into account the effect of Con-way Truckload’s revised capital expenditure program that resulted in the unplanned 2010 acquisition of new tractors and retirement of existing tractors from service. If taken into account, the resulting change in depreciation expense would have increased Con-way Truckload’s 2010 adjusted operating income and increased its achievement level from 62.8% to 79.2% of target. While recognizing that the Con-way Truckload’s revised capital expenditure program is an appropriate element of its long-term strategy, the Compensation Committee did not consider it appropriate for the Named Executives to benefit as a result through increased annual cash incentive award payouts. The Compensation Committee’s decision had the effect of reducing the 2010 annual cash incentive awards payouts that would have otherwise been payable to Messrs. Stotlar, Bruffett and Schmidt and Ms. Pileggi.

Annual Incentive Compensation “Clawbacks”

Under “clawback” provisions, Named Executives and other policy-making executive officers of the Company are required to repay overpayments of annual incentive compensation awards in the event of fraud, or in the event of financial statement restatement occurring within one year following the award payment. To date, the Company has not had any occasion to consider seeking recovery from its executives of performance award overpayments. The Company generally does not pay such annual incentive compensation awards until the relevant Form 10-K has been filed with the SEC.

Long-Term Incentive Compensation Awards

Prior to 2010, the dollar value of each Named Executive’s target long-term incentive award was determined using a specified multiple of annual base salary. However, for 2010, the Compensation Committee decided to establish a range of multiples applicable to each executive grade level. The ranges were established to allow the Compensation Committee to adjust awards for particular Named Executives based on perceived performance and contribution to the Company. A pool was also established, based on a hypothetical award at the median of the range for each Named Executive. This pool sets a ceiling on the total target dollar value of the long-term awards made to all Named

Executives. Due to the operation of the pool concept, above-median long-term opportunities provided to particular Named Executives for exemplary performance will by necessity result in below-median opportunities for certain other Named Executives. A below-median award, in and of itself, does not necessarily indicate any perceived shortcoming in a Named Executive’s performance.

The multiples applicable to the Named Executives’ 2010 target long-term incentive awards are shown in the table below.

Long-Term Incentive Compensation Opportunities as a Multiple of Base Salary

	Long-Term	Long-Term
	Incentive Award	Incentive Award
	Opportunity	Opportunity at
	Range (as a multiple	Target (as a multiple
Named Executive	of base salary)	of base salary)

Douglas W. Stotlar	350-450%	400%
Stephen L. Bruffett	175-225%	210%
Robert L. Bianco, Jr.	175-225%	210%
John G. Labrie	175-225%	192%
Jennifer W. Pileggi	175-225%	192%
Herbert J. Schmidt	175-225%	194%
Mark C. Thickpenny	105-145%	123%

For 2010, although still within range, above-median long-term opportunities were provided to Mr. Bruffett and Mr. Bianco. Mr. Bruffett’s above-median opportunity was provided in recognition of his performance in centralizing the Company’s finance functions, and Mr. Bianco’s above-median opportunity was provided in recognition of the continued strong performance of Menlo Worldwide Logistics.

The number of long-term incentive awards to be granted to each Named Executive is calculated using the total dollar value determined from the table above, the Compensation Committee’s allocation of this total dollar value among types of awards (e.g., for 2010, cash-settled stock appreciation rights and restricted stock units), and the per-unit value of each type of award. (See “Cash-Settled Stock Appreciation Rights” and “Restricted Stock Unit Awards” below.)

In determining the types of long-term incentive awards to be granted, the Compensation Committee considered factors including the alignment of executive and shareholder interests, the motivational and retention values of the awards and share utilization. The Compensation Committee considers stock options, stock appreciation rights (“SARs”) and similar option-like awards as an excellent means of aligning executive and shareholder interests by providing “upside” potential to executives for superior performance and no reward if the executives’ actions and decisions do not result in an increase in the Company’s stock price over the longer term.

To better align executive and shareholder interests the Compensation Committee put increased emphasis on option-like awards in 2010, changing from the 2009 mix of 50/50 stock options and RSUs to a 70/30 mix of cash-settled SARs (“CSSARs”) and RSUs for our Chief Executive Officer and a 60/40 mix of CSSARs and RSUs for most of the other Named Executives. While changing the award mix, the Compensation Committee did not change the Chief Executive Officer’s total long-term incentive compensation opportunity, which for 2010 was set (as in 2009) at four times his annual base salary. The Compensation Committee delivered this opportunity through grants of specified numbers of CSSARs and RSUs, with the value of each CSSAR and RSU determined using valuation methodologies recommended by the Compensation Committee’s independent compensation consultant. The Compensation Committee recognizes that various methodologies exist for valuing long-term incentive awards and that the use of some methodologies suggests that the change in mix resulted in a year-over-year increase in the Chief Executive Officer’s total long-term incentive compensation opportunity. However, the valuation methodologies employed by the Compensation Committee did not result in an increase in the Chief Executive Officer’s 2010 long-term incentive compensation opportunity.

The Compensation Committee believes that when taken together, the 2010 mix of CSSARs and RSU awards provide a balanced mix of long-term incentive awards closely aligning the interests of executives with those of shareholders. The CSSARs provide an opportunity for additional compensation, with executives benefitting only if shareholders also benefit through a higher stock price. RSUs (which are subject to three-year cliff vesting) ensure that executives are aligned with shareholders by incentivizing executives to take a longer-term perspective when managing the Company’s businesses.

The Compensation Committee also views both the CSSARs and the RSUs as providing important motivational and retention benefits. The 2010 restricted stock unit awards are subject to the Company’s retention policy (discussed below) and are expected to assist the Named Executives in meeting the Company’s stock ownership guidelines described below. Compliance with the guidelines will result in the Named Executives building meaningful equity positions in the Company, thereby more closely aligning their interests with the interests of shareholders.

Cash-Settled Stock Appreciation Rights:

Stock appreciation rights granted to the Named Executives are approved by the Compensation Committee, are granted at the fair market value of the Company’s common stock on the date of grant and have a term of ten years. The cash-settled stock appreciation rights granted in 2010 are scheduled to vest in three equal installments, on January 1 of 2011, 2012 and 2013, or earlier in certain circumstances including upon death or disability.

For each Named Executive in 2010, cash-settled stock appreciation rights were determined by dividing an amount equal to the specified percentage of his or her total long-term incentive compensation opportunity by the estimated value of a single cash-settled stock appreciation right. For each vested cash-settled stock appreciation right exercised, a Named Executive will receive from the Company a cash payment in an amount equal to the difference between the fair market value of the Company’s common stock on the exercise date and the grant price of the cash-settled stock appreciation right, less withholding taxes.

Pursuant to Compensation Committee policy, grants of stock options and stock appreciation rights are made after the close of the market on the third business day after the Company’s fourth quarter earnings have been announced.

Restricted Stock Unit Awards

For each Named Executive in 2010, restricted stock unit awards were determined by dividing an amount equal to the specified percentage of his or her long-term incentive compensation opportunity by $28.92, the closing price of the Company’s Common Stock on February 9, 2010. The awards are scheduled to vest on February 9, 2013 (the third anniversary of the grant date) and, except in limited circumstances such as upon death or disability, provide for forfeiture of the restricted stock units if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the restricted stock units are settled in shares of Company common stock. The restricted stock units do not pay dividend equivalents in the event that a cash dividend is declared on the Company’s common stock, but do pay dividend equivalents if stock dividends are declared.

Annual awards of restricted stock units are made at the same time as annual grants of stock appreciation rights (see “Cash-Settled Stock Appreciation Rights” above). Company common stock received upon settlement of restricted stock and restricted stock unit awards made to senior executives are subject to a retention policy that, taken together with the Company’s stock ownership guidelines, are expected to result in those executives building meaningful equity positions in the Company. The stock ownership guidelines and retention policy are described below.

Stock Ownership Guidelines; Stock Retention Policy; Hedging; Pledges of Stock

The Company believes that its top executives should have a meaningful stake in the risks and rewards of long-term ownership of the Company. To this end, the Company has established stock ownership guidelines for its top three levels of executive officers. The following guidelines identify levels of equity ownership, expressed as a multiple of each executive’s base salary:

Guideline (as a
multiple of
Executive Officers	base salary)

Level E5 Officer (Chief Executive Officer)	5
Level E4 Officers (Includes 4 Named Executives)	3
Level E3 Officers (5 in total)	1

To determine compliance with these guidelines, ownership interests are valued as follows:

Common shares held directly or indirectly	Full value
Phantom stock units held in Deferred Compensation Plan	Full value
Common shares held in 401(k) plan	Full value

Executives no longer receive credit for vested in-the-money stock options and unvested restricted stock, each of which was previously credited at 50% of value.

Previously, the Compensation Committee set deadlines for executives’ compliance with the stock ownership guidelines. However, given the increasing use of stock retention guidelines, in January 2009 the Compensation Committee elected to replace these deadlines with a retention policy for shares received in settlement of restricted stock and restricted stock unit awards granted in 2009 and subsequent years. Under the policy, each executive is required to retain 70% of all shares of Company common stock received in settlement of restricted stock and restricted stock unit awards as and when such awards vest (after withholding of shares required to satisfy applicable taxes) if at the time the award vests the executive is not yet in compliance with the stock ownership guidelines outlined above. An executive may later sell stock retained pursuant to the retention policy if and to the extent the executive’s ownership interest, determined as of the previous compliance measurement date, exceeds the level required under the stock ownership guidelines.

Company policy prohibits short sales of Company stock and other similar transactions that could be used to hedge the economic risk of the ownership of Company stock. The Company does not prohibit the pledging of Company stock by executives but strongly discourages the practice, including pledges of Company stock held in margin accounts. As noted in the footnotes to the Stock Ownership Table above, none of the Named Executives has reported pledging any shares of which he or she is the beneficial owner.

Post-Employment Compensation

Executives are entitled to receive post-employment compensation in the form of (i) retirement benefits, (ii) deferred compensation account balances (for those executives who elect to participate in the Company’s deferred compensation plans), (iii) contingent payments and benefits that are available only upon a qualifying termination of employment in connection with a change-in-control and (iv) contingent payments and benefits that are available only upon a termination of employment under certain other circumstances (but not upon a termination for cause).

Post-employment compensation is made available under plans or agreements that either set the levels of compensation or include formulas that set the levels of compensation. The Compensation

Committee periodically reviews the terms of these plans and agreements and reassesses the competitiveness of the compensation provided under the plans and agreements. No substantive changes were made to the Company’s post-employment plans or agreements in 2010.

Retirement Benefits

The Company maintains defined benefit pension plans and 401(k) plans to provide employees with an opportunity to accumulate benefits for retirement. These plans are not limited to executives as many other Company employees are eligible to participate in these plans.

In 2006, the Company decided to make certain changes to its retirement benefit programs, effective January 1, 2007. The changes de-emphasized the defined benefit pension plans by ceasing credited service accrual after December 31, 2006, and provided that employees joining the Company after December 31, 2005 would not be eligible to participate in the defined benefit pension plans. At the same time, the changes put additional emphasis on the Con-way Retirement Savings Plan (the Company’s primary 401(k) plan) by increasing Company matching contributions and introducing Company basic and transition contributions.

In response to the economic environment and as part of a cost reduction program, the Company reduced its basic contribution and suspended its other matching and transition contributions to the Retirement Savings Plan, effective April 2009. The basic contribution remains reduced and the other contributions remain suspended as of the date of this Proxy Statement. The Company also amended its defined benefit pension plans to provide that a participant’s average final compensation (which is used when determining benefits available under the plans) will only take into account compensation paid through April 2009.

Employees of the Company (including the Named Executives) who are subject to federal tax law limits on the compensation that can be taken into account for the defined benefit pension plans and 401(k) plans also participate in non-qualified supplemental plans maintained by the Company. Plan participants receive benefits under the supplemental plans that they would have received under the defined benefit pension plans and 401(k) plans if not for the federal tax law limits, and do not receive credit for additional service time or other incremental benefits under the supplemental plans. The Company maintains the supplemental plans in order to provide competitive post-retirement benefits to the Company’s executives.

The post-employment compensation of the Named Executives described above is earned under plans that were established from time to time by the Compensation Committee, in consultation with independent compensation consultants, to provide a competitive compensation package to executives. The Compensation Committee believes that this post-employment compensation provided to the Named Executives is reasonable and appropriate.

For additional information regarding the pension benefits available to the Named Executives, see the “2010 Pension Benefits” table below and the narrative that follows that table, and for additional information regarding Company contributions to the 401(k) accounts of the Named Executives, see the Summary Compensation Table and accompanying footnotes.

Deferred Compensation Plans

The Company maintains deferred compensation plans for eligible highly compensated key employees (currently, employees at director-level and above with annual base salaries of at least $125,000) to provide an additional tax-deferred vehicle to save for retirement. The Company does not make contributions to the deferred compensation plans on behalf of executives or other participants in the plans. The Company’s obligation to pay such deferred compensation account balances is unsecured.

The Compensation Committee views the Company’s deferred compensation plans as providing a reasonable and appropriate means for the Named Executives and other highly compensated key employees to save for retirement, particularly given that (i) plan participants do not receive Company-provided contributions to these plans and (ii) the Company has taken actions over the past few years to deemphasize its defined benefit pension plan (described above under “Retirement Benefits”), which in the past was an important part of retirement planning for the Named Executives and other Company employees.

For additional information regarding the deferred compensation accounts of the Named Executives, see the “2010 Nonqualified Deferred Compensation” table below.

Severance Payments

Severance Payments (Other Than In Connection with a Change-in-Control):

The Company does not have employment agreements with the Named Executives, and in the past has not had any other formal arrangements providing for the payment of severance benefits to the Named Executives, other than in connection with a change in control (discussed below). However, the Compensation Committee believes that it is important to engender loyalty to, and productive employment tenure with, the Company by its executives, and in 2009 decided to implement for the first time a non-change-in-control executive severance program.

Under the new program, each Named Executive became party to a severance agreement with the Con-way company that employs the executive: Con-way Inc. for Messrs. Stotlar, Bruffett and Thickpenny and Ms. Pileggi; Menlo Worldwide Logistics for Mr. Bianco; and Con-way Truckload for Mr. Schmidt. Mr. Labrie and Mr. Thickpenny, who left the Company during 2010, received severance benefits under their respective severance agreements. The agreements provide for severance benefits to be provided upon a termination of employment other than in connection with a change in control and other than for cause, and for partial vesting of equity awards. The Compensation Committee believes that the certainty provided by these agreements is of benefit both to the Named Executives and to the Company. The levels of benefits payable to the Named Executives under the agreements were determined based on comparative market data supplied by Hewitt (the compensation consultant to the Compensation Committee) and are less than the levels of benefits payable under the Company’s change-in-control severance program (described below).

Additional information regarding the Company’s non-change-in-control executive severance program, as well as a table showing the payments and benefits that the Named Executives would have been eligible to receive under the non-change-in-control severance program if a qualifying termination of employment had occurred on December 31, 2010, can be found under “Other Potential Post-Employment Payments” below.

Severance Payments In Connection with a Change-in-Control:

The Compensation Committee has authorized and the Company maintains a “change-in-control” executive severance program that provides for certain benefits to be made available to the Named Executives in the event of a qualifying termination in connection with a change in control. The change-in-control program was revised in December 2009 and at that time each Named Executive received a new individual change-in-control severance agreement with the Con-way company that employs the executive. Among other changes, the new agreements do not include a Company-provided gross-up for excise taxes owed under Internal Revenue Code Section 280G and include covenants regarding confidentiality, non-solicitation of employees and non-disparagement with which the Named Executives are required to comply. At the same time, the Compensation Committee determined that all equity awards made to the Named Executives after 2009 would be subject to “double trigger” vesting (that is, the awards would vest only if there is both a change in control and a qualifying termination of employment).

This change-in-control severance program recognizes the significant distraction that can arise from a possible sale or other disposition of the Company or a business unit and thus provides incentives for executives to:

•	remain in the employ of the Company;

•	remain focused on their work; and

•	use their best efforts to successfully complete a proposed change-in-control transaction that the Board has determined is in the best interests of shareholders.

The levels of payments and benefits provided under these agreements were established based on comparative market data provided by an independent compensation consultant retained by the Compensation Committee and are periodically reviewed by the Compensation Committee to reassess the competitiveness of the benefits offered. In connection with such an assessment that was completed in September 2007 based on an analysis performed by Hewitt, the Compensation Committee decided that executives who are hired at or promoted to executive grade level 4 after that date would receive a lesser level of severance payments and benefits.

The Compensation Committee believes that the benefits provided under the change-in-control severance program are reasonably designed to achieve the Company’s goal of encouraging the Named Executives to remain in the employ of the Company and actively support a Board-approved change in control prior to and during the pendency of an actual or potential change-in-control event.

In the Compensation Committee’s view, the value of the stock options and other long-term equity awards that would vest in connection with a change in control, taken alone, would not provide a sufficient incentive for the Named Executives to remain with the Company and actively support a change-in-control transaction deemed by the Board of Directors to be in the best interests of shareholders but that might result in the executive’s loss of his or her position with the Company. The cash payments and other benefits offered under the Company’s executive severance program, which are consistent with comparative market data, are considered necessary to promote the Company’s goal of retaining Named Executives, as described above, and incentivizing the active support for a change-in-control transaction.

The Compensation Committee does not take into account other forms of wealth accumulation of the Named Executives, such as earnings on vested stock option and restricted stock awards and accumulated retirement benefits under the Company’s pension, 401(k) and deferred compensation plans, when assessing the reasonableness of the severance benefits offered to the Named Executives in connection with a change in control. For example, in the Compensation Committee’s view, accumulated retirement benefits do not serve as an incentive for the Named Executives to remain with the Company, since the executives are generally entitled to receive these benefits whether or not they stay with the Company. In addition, the Compensation Committee recognizes that it is not uncommon for companies seeking to recruit executives to make the executives whole for equity awards that the executive loses when leaving his or her current employer, so the potential forfeiture of these awards may not deter sought-after executives from leaving the Company.

Additional information regarding the Company’s change-in-control executive severance program, as well as a table showing the payments and benefits that the Named Executives would have been eligible to receive under the severance program if a qualifying termination of employment in connection with a change in control had occurred on December 31, 2010, can be found under “Other Potential Post-Employment Payments” below.

Perquisites

Under the Company’s Flexible Perquisites Program implemented in 2008, executives are historically entitled to receive $8,000 per year (payable in two installments, less applicable taxes) to use for benefits no longer eligible for reimbursement from the Company (including an annual physical examination, which executives are required to undergo each year, tax preparation and estate and financial planning services, and long-term care insurance), or for other benefits at the discretion of the executive. In addition, executives receive the use of a Company car and are eligible to participate in the Company’s Educational Matching Gifts Program and to receive relocation assistance. No relocation assistance or tax gross-up payments were provided to Named Executives in 2010.

In April 2009, as part of a cost reduction program undertaken by the Company, both the Flexible Perquisites Program and the Company’s Educational Matching Gifts Program were temporarily suspended. Each program remains suspended as of the date of this Proxy Statement.

II.  COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which appears in the Company’s 2011 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Notice of Annual Meeting and Proxy Statement for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Michael J. Murray	Peter W. Stott
William J. Schroeder, Chairman	Chelsea C. White III

III.  2010 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation received by the Company’s Chief Executive Officer, Chief Financial Officer and the other executive officers for whom disclosure is required, for the fiscal years ended December 31, 2010, December 31, 2009, and December 31, 2008. As used in this Proxy Statement, “Named Executives” means the officers identified in this Summary Compensation Table.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Principal Positions	Year	($)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)(10)	Total($)

D.W. Stotlar	2010	627,914	—	834,053	1,624,283	227,372	393,926	31,198	3,738,746
President & CEO	2009	644,493	—	1,390,056	1,023,188	154,293	181,972	49,733	3,443,735
	2008	700,378	—	926,728	926,714	245,499	585,539	440,739	3,825,597
S.L. Bruffett(1)	2010	404,732	—	356,902	446,831	102,407	—	24,683	1,335,555
Exec. VP & CFO	2009	394,167	—	478,169	351,974	66,055	—	60,780	1,351,145
	2008	152,036	150,000	352,660	131,231	32,900	—	33,804	852,631
R.L. Bianco, Jr.(2)	2010	411,962	—	345,449	432,476	552,676	146,256	24,339	1,913,158
Exec. VP	2009	411,962	—	461,690	339,831	574,538	59,593	39,501	1,887,115
	2008	410,812	—	307,792	307,785	108,717	195,891	45,732	1,376,729
J.G. Labrie(3)	2010	282,541	—	337,988	423,139	—	—	1,103,107	2,146,775
Former Exec. VP	2009	408,098	—	495,095	364,420	—	46,940	40,978	1,355,531
	2008	440,535	—	330,058	330,060	123,019	151,638	48,651	1,423,961
J.W. Pileggi	2010	342,947	—	268,811	336,546	86,895	59,483	21,641	1,116,323
Exec. VP, General	2009	338,468	—	394,353	290,267	56,681	23,421	32,686	1,135,876
Counsel & Secretary	2008	352,240	—	262,909	262,903	108,827	80,278	40,750	1,107,907
H.J. Schmidt(4)	2010	376,975	704	311,382	389,854	164,909	—	21,722	1,265,546
Exec. VP	2009	402,827	677	451,453	332,299	—	—	1,442,043	2,629,299
	2008	402,450	609	300,958	300,965	278,607	—	638,197	1,921,786
M.C. Thickpenny(3)	2010	178,040	—	169,298	141,293	35,327	50,168	671,183	1,245,309
Former Sr. VP &	2009	265,109	—	171,606	126,312	31,712	31,312	26,808	652,859
Treasurer	2008	295,891	—	114,414	114,396	68,006	65,615	37,322	695,644

(1)	Mr. Bruffett was appointed Chief Financial Officer in August 2008.

(2)	Mr. Bianco is also President of Menlo Worldwide, LLC, the Company’s supply chain management company.

(3)	Mr. Labrie, who left the company in September 2010, was President of Con-way Freight, Inc., the Company’s regional full-service less-than-truckload trucking company. Mr. Thickpenny left the company in August 2010.

(4)	Mr. Schmidt is also President of Con-way Truckload Inc., the Company’s full-truckload company.

(5)	Mr. Bruffett received a signing bonus of $150,000 when he joined Con-way in 2008. Mr. Schmidt receives an annual Christmas Bonus, as is the policy of Con-way Truckload.

(6)	The amounts shown in this column reflect the grant date fair value of restricted stock unit awards granted in 2010 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2010 grants, see Note 12, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2010 as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2010, see the notes in our financial statements in the Form 10-K for the respective year.

(7)	The amounts shown in this column reflect the grant date fair value of cash-settled stock appreciation rights granted in 2010 in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for 2010 grants, see Note 12, “Share-Based Compensation” of Item 8, “Financial Statements and Supplementary Data,” of our Form 10-K for the year ended December 31, 2010 as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2010, see the notes in our financial statements in the Form 10-K for the respective year.

(8)	The amounts shown in this column for 2010 reflect the annual cash incentive awards earned under the Company’s short-term incentive compensation plan. Information regarding applicable performance goals and achievement levels is contained under “2010 Total Direct Compensation” in the Compensation Discussion and Analysis above. Mr. Bianco elected to defer a portion of the incentive compensation plan payouts reflected above into the Company’s Deferred Compensation Plan.

The annual cash incentive award granted to Mr. Thickpenny was paid in accordance with the terms of his non-change-in-control severance agreement. Mr. Labrie did not receive a payout on his annual cash incentive award in 2010.

(9)	Amounts in this column for 2010 reflect the total change (if positive) from December 31, 2009 to December 31, 2010, in the actuarial present value of the Named Executives’ accumulated benefits under the Company’s pension plans. The age 65 pension benefits are no longer increasing for all participants. However, the present value of a participant’s benefit can change each year based on the assumed interest rate and mortality table, and the executive’s age. The changes in actuarial present value under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plan, as well as the total changes, are shown in the table below:

		Change in
		Actuarial
		Present Value —
	Change in	Con-way
	Actuarial	Supplemental
	Present Value —	Excess
	Con-way Pension	Retirement	Total
	Plan	Plan	Change
Named Executive	($)	($)	($)

D. W. Stotlar	94,347	299,579	393,926
S. L. Bruffett	—	—	—
R. L. Bianco, Jr.	59,969	86,287	146,256
J. G. Labrie	(142,581)	(174,758)	(317,339)
J. W. Pileggi	30,242	29,241	59,483
H. J. Schmidt	—	—	—
M. C. Thickpenny	27,791	22,377	50,168

The values shown in the table above are based on actuarial present values of accumulated plan benefits calculated using the earliest age at which each Named Executive is entitled to receive unreduced retirement benefits. For Mr. Thickpenny, who has retired and is receiving monthly pension payments, the present value is based on his actual elected form of payment and age as of December 31, 2010. Messrs. Bruffett and Schmidt do not participate in the Company’s pension plans because they joined the Company after these plans were closed to new participants.

For deferred compensation balances, that in 2010 were credited with returns based on the Bank of America prime rate, no amounts were earned above 120% of the applicable federal rate. Other deferred compensation balances, as well as Supplemental Retirement Savings Plan account balances, are credited with returns based on the performance of one or more investment funds chosen by the Named Executive from a group of available funds, which are substantially the same funds as are made available in the Company’s tax-qualified 401(k) plan.

(10)	Amounts shown in this column include dividends on unvested restricted stock, Company-paid insurance premiums, and Company contributions to the Retirement Savings Plan. Additionally, for Messrs. Labrie and Thickpenny, amounts shown include the cost of severance benefits under their non-change-in-control severance agreements, including the value of outplacement services, and Company-paid COBRA medical coverage. Additional compensation required under SEC rules to be quantified is reported in the table below.

	Company	Severance	Unused Paid
	Automobile	Payment	Time Off
Named Executive	($)	($)	($)

D. W. Stotlar	13,127	—	—
S. L. Bruffett	13,127	—	—
R. L. Bianco, Jr.	12,460	—	—
J. G. Labrie	6,223	1,054,592	11,187
J. W. Pileggi	10,710	—	—
H. J. Schmidt	11,127	—	—
M. C. Thickpenny	2,873	603,579	31,346

IV.  2010 GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to the Named Executives in 2010. The actual payouts received by the Named Executives on the annual cash incentive awards listed below are shown in the Summary Compensation Table above.

					Estimated Future Payouts
						Under Equity
								All Other	All Other
								Stock	Option
								Awards:	Awards:
		Estimated Possible Payouts						Number of	Number of	Exercise or
		Under Non-Equity						Shares of	Securities	Base Price	Grant
		Incentive Plan Awards(1)			Incentive Plan Awards(1)			Stock or	Underlying	of Option	Date Fair
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Value
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	($/Share)(3)	($)(4)

D.W. Stotlar
Annual Cash Incentive Award		168,199	625,508	1,251,016	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	146,986	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	28,840	—	—	28.9200
S.L. Bruffett
Annual Cash Incentive Award		72,010	267,795	535,590	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	40,435	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	12,341	—	—	28.9200
R.L. Bianco, Jr.
Annual Cash Incentive Award		160,871	287,269	574,538	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	39,136	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	11,945	—	—	28.9200
J.G. Labrie
Annual Cash Incentive Award		41,589	277,259	554,518	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	38,291	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	11,687	—	—	28.9200
J.W. Pileggi
Annual Cash Incentive Award		62,682	233,106	466,211	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	30,455	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	9,295	—	—	28.9200
H.J. Schmidt
Annual Cash Incentive Award		157,303	280,899	561,798	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	35,279	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	10,767	—	—	28.9200
M.C. Thickpenny
Annual Cash Incentive Award		35,069	130,416	260,832	—	—	—	—	—	—	—
Cash-Settled Stock Appreciation Rights	02/09/10	—	—	—	—	—	—	—	12,786	28.9200	11.0506
Restricted Stock Unit Award	02/09/10	—	—	—	—	—	—	5,854	—	—	28.9200

(1)	The terms of these awards (including the payouts actually received by the Named Executives) are discussed in the Compensation Discussion and Analysis under “2010 Total Direct Compensation.” Estimated Possible Payouts are based on salaries in effect in January 2010. Final payments were based on actual base salary paid in 2010.

(2)	The terms of the Company’s restricted stock grants are discussed in the Compensation Discussion and Analysis under “2010 Total Direct Compensation.”

(3)	The terms of the Company’s annual stock appreciation rights grants are discussed in the Compensation Discussion and Analysis under “2010 Total Direct Compensation”.

(4)	The grant date fair value per share for restricted stock units and stock options was $28.9200 and $11.0506, respectively. Valuation assumptions used for 2010 grants are in accordance with FASB ASC Topic 718, as footnoted in the Summary Compensation Table.

The amounts shown above in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column reflect the amounts payable at threshold, target, and maximum achievement levels for the 2010 annual cash incentive awards. The performance goals applicable to the awards are discussed in the Compensation Discussion and Analysis above.

The option awards listed in the Grants of Plan-Based Awards table have a term of ten years and vest in three equal installments on January 1 of 2011, 2012, and 2013. Any unvested portion of the option awards vest on death or disability, retirement at age 65 or on achieving “rule of 85” (combined age and years of service equal to 85 or more) or upon a qualifying termination of employment in connection with a change in control of the Company.

The restricted stock unit awards listed in the Grants of Plan-Based Awards table are scheduled to vest on February 9, 2013 (the third anniversary of the grant date) and, except in limited circumstances such as upon death, disability, or in connection with a change in control, provide for forfeiture of the restricted stock units if an executive leaves the Company prior to the end of the three-year period. Upon vesting, the restricted stock units are settled in shares of Company common stock.

V.  OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the Named Executives as of December 31, 2010.

	Option Awards						Stock Awards
										Equity	Equity
										Incentive	Incentive Plan
				Equity						Plan Awards:	Awards;
				Incentive						Number of	Market or
				Plan Awards:					Market	Unearned	Payout Value
	Number of			Number of			Number of		Value of	Shares,	of Unearned
	Securities	Number of		Securities			Shares or		Shares or	Units or	Shares, Units
	Underlying	Securities		Underlying			Units of		Units of	Other	or Other
	Unexercised	Underlying		Unexercised	Option	Option	Stock that		Stock that	Rights	Rights that
	Options(#)	Options(#)		Unearned	Exercise	Expiration	have not		have not	that have	have not
Name	Exercisable	Unexercisable(1)		Options(#)	Price($)	Date	Vested(#)		Vested($)(2)	not Vested(#)(3)	Vested($)
D.W. Stotlar	—	146,986		—	28.9200	2/09/2020	28,840	(7)	1,054,679	—	—
	58,504	117,009		—	20.2700	1/26/2019	68,577	(8)	2,507,861	—	—
	59,244	29,623		—	44.0900	1/28/2018	21,019	(9)	768,665	—	—
	115,000	—		—	46.6500	1/29/2017	—		—	—	—
	55,000	—		—	55.2000	1/22/2016	—		—	—	—
	79,673	—		—	43.9300	4/25/2015	—		—	—	—
	40,000	—		—	49.1100	12/17/2014	—		—	—	—
	13,500	—		—	32.9600	12/15/2013	—		—	—	—
	16,000	—		—	31.3800	12/2/2012	—		—	—	—
S.L. Bruffett	—	40,435		—	28.9200	2/09/2020	12,341	(7)	451,310	—	—
	20,125	40,251		—	20.2700	1/26/2019	23,590	(8)	862,686	—	—
	6,666	3,334	(4)	—	50.3800	9/20/2018	7,000	(10)	255,990	—	—
R.L. Bianco, Jr.	—	39,136		—	28.9200	2/09/2020	11,945	(7)	436,829	—	—
	19,430	38,863		—	20.2700	1/26/2019	22,777	(8)	832,955	—	—
	19,676	9,839		—	44.0900	1/28/2018	6,981	(9)	255,295	—	—
	30,000	—		—	46.6500	1/29/2017	—		—	—	—
	8,700	—		—	55.2000	1/22/2016	—		—	—	—
	8,000	—		—	46.0200	1/24/2015	—		—	—	—
	7,125	—		—	32.9600	12/15/2013	—		—	—	—
	6,000	—		—	31.3800	12/2/2012	—		—	—	—
J.G. Labrie(5)	—	—		—	—	—	—		—	—	—
J.W. Pileggi	—	30,455		—	28.9200	2/09/2020	9,295	(7)	339,918	—	—
	—	33,195		—	20.2700	1/26/2019	19,455	(8)	711,469	—	—
	16,807	8,404		—	44.0900	1/28/2018	5,963	(9)	218,067	—	—
	28,000	—		—	46.6500	1/29/2017	—		—	—	—
	16,000	—		—	55.2000	1/22/2016	—		—	—	—
	15,500	—		—	46.0200	1/24/2015	—		—	—	—
H.J. Schmidt	—	35,279		—	28.9200	2/09/2020	10,767	(7)	393,749	—	—
	—	38,001		—	20.2700	1/26/2019	22,272	(8)	814,487	—	—
	19,240	9,621		—	44.0900	1/28/2018	6,826	(9)	249,627	—	—
M.C. Thickpenny(6)	8,524	—		—	28.9200	8/31/2011	—		—	—	—
	21,667	—		—	20.2700	8/31/2011	—		—	—	—
	10,970	—		—	44.0900	8/31/2011	—		—	—	—
	13,000	—		—	46.6500	8/31/2011	—		—	—	—
	1,500	—		—	43.3800	8/31/2011	—		—	—	—
	7,600	—		—	55.2000	8/31/2011	—		—	—	—

(1)	Unless otherwise noted, options vest in three equal annual installments beginning January 1 following the date of grant.

(2)	Based on the closing price on December 31, 2010 ($36.57 per share).

(3)	Performance Share Plan Units awarded in 2008 are not included in this table because the applicable performance criteria were not met and the awards were forfeited.

(4)	Options vest in three equal annual installments beginning September 20, 2009.

(5)	Upon Mr. Labrie’s termination on September 3, 2010, one-half of all unvested restricted stock and all stock options and cash-settled SARs that would have vested within 18 months of his termination vested as per the terms of his non-change-in-control severance agreement. All other unvested awards were forfeited upon his termination. As of December 31, 2010, Mr. Labrie had no remaining stock options or cash-settled SARs or restricted stock.

(6)	Upon Mr. Thickpenny’s termination on August 31, 2010, one-half of all unvested restricted stock and all stock options and cash-settled SARs that would have vested within 18 months of his termination vested as per the terms of his non-change-in-control severance agreement. All other unvested awards were forfeited upon his termination.

(7)	Restricted stock granted February 9, 2010 is scheduled to vest on February 9, 2013.

(8)	Restricted stock granted January 26, 2009 is scheduled to vest on January 26, 2012.

(9)	Restricted stock granted January 28, 2008 is scheduled to vest on January 28, 2011.

(10)	Restricted stock granted September 20, 2008 is scheduled to vest on September 20, 2011.

VI.  2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting		Value Realized on
Name	Exercise (#)	Exercise($)	(#)		Vesting($)(1)

D.W. Stotlar	—	—	—		—
S.L. Bruffett	—	—	—		—
R.L. Bianco, Jr.	—	—	7,500	(2)	214,650
J.G. Labrie	95,163	993,029	29,298	(3)	810,145
J.W. Pileggi	16,596	219,361	—		—
H.J. Schmidt	19,000	184,168	—		—
M.C. Thickpenny	—	—	8,457	(4)	229,892

(1)	Any required dividends on restricted shares are paid currently and are included in the Summary Compensation Table.

(2)	7,500 shares of restricted stock for Mr. Bianco vested on January 29, 2010 at $28.62.

(3)	7,500 shares of restricted stock for Mr. Labrie vested on January 29, 2010 at $28.62. In addition, under the terms of his non-change-in-control severance agreement, the following unvested awards vested upon his termination: 3,743 restricted shares vested on September 3, 2010 at $27.12 and 18,055 vested restricted stock units were released on September 7, 2010 at $27.36.

(4)	Under the terms of his non-change-in-control severance agreement, the following unvested awards for Mr. Thickpenny vested upon termination: 1,297 restricted shares vested on August 31, 2010 at $26.21 and 7,160 vested restricted stock units were released on September 7, 2010 at $27.36.

VII.  2010 PENSION BENEFITS

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)(1)	($)(2)	($)(3)

D.W. Stotlar	Con-way Pension Plan	21.0000	759,518	—
	Supplemental Excess Retirement Plans	21.0000	2,439,262	—
S.L. Bruffett	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—
R.L. Bianco, Jr.	Con-way Pension Plan	17.0833	422,344	—
	Supplemental Excess Retirement Plans	17.0833	616,367	—
J.G. Labrie	Con-way Pension Plan	16.0833	169,712	—
	Supplemental Excess Retirement Plans	16.0833	206,673	—
J.W. Pileggi	Con-way Pension Plan	10.3333	203,554	—
	Supplemental Excess Retirement Plans	10.3333	200,808	—
H.J. Schmidt	Con-way Pension Plan	—	—	—
	Supplemental Excess Retirement Plans	—	—	—
M.C. Thickpenny	Con-way Pension Plan	11.4167	301,423	6,694
	Supplemental Excess Retirement Plans	11.4167	242,495	5,385

(1)	Years of credited service are through December 31, 2006. Effective January 1, 2007, credited service ceased to accrue for all participants under the Con-way Pension Plan and the Con-way Supplemental Excess Retirement Plans. Messrs. Bruffett and Schmidt, who joined the Company after the Pension Plan was closed to new entrants, do not participate in the plans.

(2)	Actuarial present value of accumulated plan benefit is based on compensation through April 30, 2009 and computed as of December 31, 2010. Assumptions include retirement at earliest retirement age with an unreduced benefit, FAS disclosure rate of 5.55%, and the current RP 2000 mortality table. Earliest retirement ages at which the Named Executives are entitled to receive an unreduced benefit are as follows: age 55 for Mr. Stotlar; age 55 and 2 months for Mr. Bianco; age 58 and 7 months for Ms. Pileggi; and age 65 for Mr. Labrie.

(3)	Plan participants are not entitled to receive benefit payments while still employed by the Company. Mr. Thickpenny retired on August 31, 2010 and began receiving monthly pension payments following his retirement. The SERP amount shown includes payments totaling $2,817.08 that were due for 2010 but cannot be paid until 6 months following separation from service per IRS Code Section 409A regulations.

The Company maintains the following qualified and non-qualified pension plans:

•	the Con-way Pension Plan, a tax-qualified defined benefit pension plan; and

•	the Con-way Supplemental Excess Retirement Plan and the Con-way 2005 Supplemental Excess Retirement Plan, each a nonqualified excess benefit plan.

Monthly retirement benefits under the Pension Plan are calculated by multiplying years of credited service by an amount equal to:

•	1.1% of the average final monthly compensation plus

•	0.3% of the average final monthly compensation in excess of Covered Compensation.

In addition, after an employee has completed 35 years of service, benefits for additional credited service earned are calculated based on 1.4% of the average final monthly compensation as defined below.

“Covered Compensation” is the average of the taxable wage base under Section 230 of the Social Security Act for each of the 35 years ending with the earlier of 2009 or the year in which the participant attains Social Security retirement age.

Credited service only takes into account years and months of credited service earned through December 31, 2006 when the pension plan was closed to new entrants. Average final monthly compensation only takes into account eligible compensation paid through April 30, 2009.

The monthly retirement benefit determined using the formula above is for a life annuity for the life of the participant with full monthly payments continued to a designated beneficiary for the remainder of the first 60 monthly payments if the participant dies before 60 monthly payments have been made. Participants may choose other forms of payment, but, regardless of the form chosen, the value of the retirement benefit is the actuarial equivalent of the form of payment described in the preceding sentence.

Employees who were plan participants as of December 31, 1989 have their pension benefits calculated using the greater of the current pension formula shown above or the formula that was in effect as of December 31, 1989. This prior pension formula applies to Mr. Stotlar.

The age 65 monthly benefit determined under the prior pension formula equals 2% of average final monthly compensation for credited service through December 31, 1987 plus 1.5% of average final monthly compensation for credited service after January 1, 1988 through December 31, 2006. This amount is then reduced by a Social Security Offset (which takes into account the participant’s Social Security benefit and years of Social Security participation) and is further reduced if the participant did not elect to transfer their Common Stock Fund shares to the pension plan.

Plan participants who meet certain eligibility criteria may elect to retire and/or begin receiving benefits prior to age 65. The plan provides early retirement subsidies to plan participants under certain circumstances. For example, participants whose combined age and years of service equals or exceeds 85 and participants who have reached age 62 and have at least 20 years of service are eligible to retire early with an unreduced retirement benefit.

Federal tax law limits the benefits available under defined benefit pension plans such as the Con-way Pension Plan. In addition, benefits do not accrue under the Pension Plan on compensation deferred under the Company’s deferred compensation plan. All participants in the Con-way Pension Plan as of December 31, 2006 who are affected by the federal tax law limits described above also participate in the supplemental retirement plans. Under those plans, a participant is entitled to receive retirement benefits determined in accordance with the Pension Plan benefits formula described above, offset by all benefits that the participant is entitled to receive under the Pension Plan (which reflect the federal tax law limits).

VIII.  2010 NONQUALIFIED DEFERRED COMPENSATION

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Balance
	Contributions in	Contributions in	Earnings	Distributions	at December 31,
Name	2010 ($)(1)	2010 ($)(2)	in 2010 ($)(3)	($)(4)	2010 ($)(5)

D.W. Stotlar	—	16,044	80,145	—	1,359,123
S.L. Bruffett	—	6,706	1,175	—	13,472
R.L. Bianco, Jr.	155,125	22,198	56,618	(69,074)	527,019
J.G. Labrie	—	—	(1,508)	(163,008)	—
J.W. Pileggi	11,336	4,595	40,101	—	349,750
H.J. Schmidt	—	3,934	6,085	—	51,482
M.C. Thickpenny	—	—	11,740	(320,488)	—

(1)	Amounts shown in this column for Mr. Bianco and Ms. Pileggi are a portion of 2009 incentive compensation awards that were deferred in 2010.

(2)	The amounts shown in this column are credits to the non-qualified Supplemental Retirement Savings Plan (“SRSP”) which provides company contributions in excess of those that can be made to the qualified 401(k) plan due to IRS limits on compensation. Amounts shown include the fourth quarter 2010 company contribution posted to accounts on January 6, 2011. More information about the SRSP is provided below.

(3)	Amounts shown for the Deferred Compensation Plan reflect a combination of the change in value of Phantom Stock Units (“PSUs”), dividend equivalents on PSUs, and amounts credited to the non-PSU portion of deferred compensation account balances based on the increase or decrease in value of investment funds selected by the executives or at the Bank of America prime rate as of the first day of each quarter (the rates for each of the four quarters was 3.25%).

The amounts shown for all Named Executives reflect amounts credited quarterly to SRSP account balances based on increase or decrease in value of investment funds selected by the Named Executive from a list of mutual funds.

(4)	Amounts shown in this column reflect deferrals in 2005 for Mr. Bianco as to which he elected a 2010 pre-retirement distribution at the time of deferral. Distributions shown for Messrs. Labrie and Thickpenny include $52,637 and $27,118, respectively, in Deferred Compensation Plan (“DCP”) distributions that were paid in 2010 under plans established prior to IRS Code Section 409A. The remaining portions of the distributions shown of $110,371 for Mr. Labrie and $293,370 for Mr. Thickpenny reflect DCP and SRSP values as of December 31, 2010. They are being held to comply with IRS Code Section 409A regulations that require payment to be held for six months and a day following separation from service for specified employees. The actual payment amounts in 2011 will vary based on notional investment performance.

(5)	Includes 14,020.980 PSUs for Mr. Stotlar, valued at $36.57, the closing price of the Company’s common stock on December 31, 2010. Amounts shown include $771,399, $369,220, and $11,336 in total deferrals that have been reported as compensation in prior years’ Summary Compensation Tables for Messrs. Stotlar, and Bianco and Ms. Pileggi, respectively. Includes $0 SRSP and DCP balances for Messrs. Labrie and Thickpenny, as their respective delayed payment amounts are reflected in the Withdrawals/Distributions column.

The table above reflects contributions, earnings and withdrawals for the Named Executives under the Company’s deferred compensation plans and its Supplemental Retirement Savings Plan.

Deferred Compensation Plans

The Company maintains a deferred compensation program for eligible highly compensated employees. Only employees at director level (i.e., the employee grade level below vice president level) and above with annual base salaries of at least $125,000 are eligible to participate. Each year the Chief Executive Officer approves the list of employees who meet the eligibility criteria.

A participant in the Company’s deferred compensation program may elect to defer base salary and/or annual performance bonus. For each type of compensation deferred, the participant cannot elect to defer less than $2,000 or more than 90%. The Company does not contribute to the deferred compensation plan on behalf of participants.

Deferred compensation account balances for years prior to 2007 are credited with returns based on the Bank of America Prime Rate, unless the participant elects (i) to have some or all of the account balances fluctuate based on the performance of one or more investment funds selected by the participant from a specified group of available funds or (ii) to convert some or all of the account balances into phantom stock units as described below. The Bank of America prime rate is adjusted quarterly. The Compensation Committee in its discretion may select a fixed rate of return other than the Bank of America prime rate to apply to pre-2007 balances in the future.

For deferrals made for plan years after 2006, participants must select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year (excluding any portion converted into phantom stock units) will fluctuate based on the performance of the funds selected by the participant. A participant may change from one investment fund to another at any time.

Once each year, participants may elect to convert all or a part of their deferred compensation account balances into “phantom stock units.” Elections made to convert into phantom stock units are irrevocable, so executives maintain their investments in the phantom stock units until they leave the Company at retirement or upon termination of employment. These elections are made in January with the actual conversion taking place on February 15. However, if the Company’s General Counsel determines that the blackout period for trading in Company securities is in effect on February 15, then the elections are null and void. Each participant who makes the election is credited with a number of phantom stock units determined by dividing the amount converted by the closing price of the Company’s common stock on February 15. All phantom stock units are credited with a return based on the performance of the Company’s common stock, including dividends paid on the common stock.

A participant may elect to defer compensation for a specified period of time (but not less than 5 years) or until retirement. A participant who defers compensation until retirement may elect to receive his or her account balance in a lump sum at retirement or in quarterly installments over a period of 5 or 10 years. A participant may also elect between a lump sum and installments if the participant’s employment is terminated before retirement. However, regardless of any such election, if a participant’s employment is terminated within one year after a change in control, the account balance is paid to the participant in a lump sum.

Con-way Supplemental Retirement Savings Plan

Federal tax law limits the benefits available under 401(k) plans such as the Con-way Retirement Savings Plan. The Company established the Con-way Supplemental Retirement Savings Plan effective January 1, 2007 to provide Company basic, transition and matching contributions that cannot be made to the tax-qualified Retirement Savings Plan due to these tax law limits. All participants in the Con-way Retirement Savings Plan who are subject to these limits or are eligible and have elected to defer compensation are automatically enrolled in the Con-way Supplemental Retirement Savings Plan.

Plan participants select one or more funds from a specified group of available funds. Each participant’s account balance for that plan year will fluctuate based on the performance of the funds selected by the participant.

The Con-way deferred compensation program and Supplemental Retirement Savings Plan are not funded plans. However, the Company has contributed assets to a grantor trust intended to cover the Company’s liabilities under the plans. Assets placed in the grantor trust are subject to the claims of general creditors of the Company.

IX.  OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The narrative below describes the circumstances in which the Named Executives are entitled to receive post-employment compensation, including under the Company’s change in control executive severance program, its non-change in control executive severance program, and upon retirement, death or disability. Following the narrative are two tables, with accompanying footnotes, showing the estimated payments that each of the Named Executives would have been entitled to receive had his or her employment been terminated as of December 31, 2010 (i) as a result of a “severance qualifying” termination in connection with a change in control not caused by the disposition of a business unit and (ii) upon an involuntary termination of employment other than for cause and other than in connection with a change-in-control.

Severance Payments in Connection with a Change in Control

In general, a change in control occurs if:

•	25% of the Company’s voting securities are acquired by an outsider;

•	Members of the Board serving as of June 1, 2009 cease to constitute a majority of Directors;

•	The Company merges with or is consolidated into another company; and

•	The Company is liquidated or there is a disposition of all or substantially all of the Company’s assets.

A change in control also occurs if the Company disposes of a business unit, but only as to executives employed by that business unit (unless the transaction also constitutes a sale of substantially all of the Company’s assets, in which case it is a change in control as to all executives).

Each of the change in control events described above is subject to various qualifications, exceptions and limitations, and we refer you to the individual severance agreements of the Named Executives. The forms of these agreements are attached to the Company’s Report on Form 8-K that was filed with the SEC on June 8, 2010. This 8-K can be found on the Company’s website, www.con-way.com, under the heading “Investor Relations, Annual Report, Proxy and Other SEC Filings.”

The table below outlines the primary change in control severance benefits available to each of the Named Executives:

	Severance Payment
	in $ (As a
	Multiple of Base		Prorated Target
	Salary plus		Annual Cash			Outplacement	IRC Section
	Target Annual		Incentive Award		Duration of	Services	280 Excise
	Cash Incentive		(As a Multiple of		Health and	(maximum	Tax
Named Executive	Award)		Base Salary)(1)		Other Benefits	benefit)	Gross-up

Douglas W. Stotlar	3.0	x	1.0	x	3 years	$90,000	No
Stephen L. Bruffett	2.0	x	0.7	x	2 years	$25,000	No
Robert L. Bianco, Jr.	3.0	x	0.7	x	3 years	$25,000	No
John G. Labrie	3.0	x	0.7	x	3 years	$25,000	No
Jennifer W. Pileggi	3.0	x	0.7	x	3 years	$25,000	No
Herbert J. Schmidt	3.0	x	0.7	x	3 years	$25,000	No
Mark C. Thickpenny	2.0	x	0.5	x	2 years	$16,000	No

(1)	To be prorated based on the portion of the calendar year during which the Named Executive is employed.

The Company no longer provides a tax gross-up for excise taxes payable pursuant to Internal Revenue Code Section 280G, with each Named Executive bearing responsibility for paying any such taxes that might apply.

For the Named Executives to be entitled to receive severance benefits there must occur both a change in control and a qualifying termination of employment, a so-called “double trigger.” The termination must occur within two years after the change in control, and can be actual or constructive. A constructive termination occurs if the executive terminates his or her employment for

“good reason.” “Good reason” is defined in the severance documents and generally exists when an executive’s duties, compensation or place of employment are changed so drastically that the executive is no longer viewed as having the same job.

The long-term incentive awards granted to the Named Executives may also be subject to early vesting in the event of a change in control. For awards made in 2009 and prior years, the award agreements provide for vesting upon the change in control itself. For awards made in 2010 and subsequent years, the Compensation Committee has determined that early vesting will occur only if there is both a change in control and a qualifying termination of employment.

Severance Payments (Other Than in Connection with a Change in Control)

The table below outlines the primary severance benefits available to the Named Executives upon an involuntary termination of employment other than in connection with a change in control and other than for cause (a “Qualifying Non-Change in Control Termination”).

	Severance
	Payment in $
	(As a		Duration of	Outplacement
	Multiple of		Health and	Services (maximum
Named Executive	Base Salary)		Other Benefits	benefit)

Douglas W. Stotlar	2.0	x	24 months	$90,000
Stephen L. Bruffett	1.5	x	18 months	$25,000
Robert L. Bianco, Jr.	1.5	x	18 months	$25,000
John G. Labrie(1)	1.5	x	18 months	$25,000
Jennifer W. Pileggi	1.5	x	18 months	$25,000
Herbert J. Schmidt	1.5	x	18 months	$25,000
Mark C. Thickpenny(1)	1.5	x	18 months	$16,000

(1)	Messrs. Labrie and Thickpenny were paid severance benefits under this plan upon their termination in 2010 as discussed in the footnotes to the Summary Compensation Table.

The Named Executives’ non-change in control severance agreements also provide for early vesting of long-term incentive awards upon a Qualifying Non-Change in Control Termination. Only awards granted after the respective effective dates of the severance agreements are subject to early vesting. For awards of stock options or stock appreciation rights that are scheduled to vest in installments, all unvested options and stock appreciation rights that are scheduled to vest on or before the date that is a specified number of months after the Named Executive’s severance date will vest. In addition, a portion of each time-based restricted stock and restricted stock unit award that is subject to cliff-vesting will vest, with the portion determined by dividing the specified number of months above by the number of months in the vesting period. Similar vesting will occur with respect to certain other types of long-term incentive awards, as set forth in the applicable award agreements.

Retirement, Death or Disability

The five Named Executives who participate in the Company’s defined benefit pension plan (Messrs. Stotlar, Bianco, Labrie, Thickpenny, and Ms. Pileggi) are eligible to retire and begin receiving benefits under the plan at any time after reaching age 55 with at least 10 years of service; however, as of December 31, 2010, of these Named Executives, only Mr. Thickpenny had reached age 55. If any Named Executive had died or become disabled on December 31, 2010, all of his or her unvested awards shown in the “Outstanding Equity Awards at 2009 Fiscal Year-End” would have vested and his or her death or disability benefits (as applicable) would have become payable. Death benefits are in the form of proceeds of Company-paid life insurance, and disability benefits are in the form of benefits under the Company’s disability programs.

Executive Benefits and Payments Upon
Change in Control as of December 31, 2010

	Stotlar	Bruffett	Bianco	Pileggi	Schmidt
	($)	($)	($)	($)	($)

Base Salary	1,876,524	806,521	1,231,152	1,024,998	1,203,852
Short-Term Incentive	1,876,524	563,450	861,806	717,149	788,407
Long-Term Incentive(1)	—	—	—	—	—
Stock Options/Restricted Stock Unvested and Accelerated(2)	7,362,894	2,535,406	2,457,936	2,043,514	2,347,164
Benefits and Perquisites Continued Health Benefits(3)	44,763	20,268	44,763	15,105	31,617
Continued Life and Accident Coverage(4)	122,091	63,166	44,877	49,383	3,600
Accrued Vacation Pay(5)	120,290	30,364	49,350	32,872	—
Outplacement Services	90,000	25,000	25,000	25,000	25,000
Preliminary Total	11,493,086	4,044,175	4,714,884	3,908,021	4,399,640
Reduction in Payment(6)	—	(244,333)	(233,080)	—	—
Total Payment	11,493,086	3,799,842	4,481,804	3,908,021	4,399,640

Note: Messrs. Labrie and Thickpenny left the company during 2010 and waived all rights to Change-in-Control benefits. As a result, they are not included in the table above.

(1)	None of the 2008 Performance Share Plan Unit awards would vest upon a change in control occurring on December 31, 2010.

(2)	Equals the sum of (i) amounts realizable from the exercise of the following stock options and cash-settled stock appreciation rights (CSSARs) that would have vested upon a change in control and qualifying severance occurring on December 31, 2010 (determined using the $36.57 per share closing price of the Company’s common stock on December 31, 2010 and the respective exercise prices of the stock options/CSSARs) and (ii) the value of the following restricted stock that would have vested (determined using the $36.57 per share closing price of the Company’s common stock on December 31, 2010): Mr. Stotlar, 293,618 stock options/CSSARs and 118,436 shares of restricted stock; Mr. Bruffett, 84,020 stock options/CSSARs and 42,931 shares of restricted stock; Mr. Bianco, 87,838 stock options/CSSARs and 41,703 shares of restricted stock; Mr. Schmidt, 82,901 stock options/CSSARs and 39,865 shares of restricted stock; and Ms. Pileggi, 72,054 stock options/CSSARs and 34,713 shares of restricted stock.

(3)	Equals the estimated cost of providing continued medical, dental, vision, prescription drug and behavioral health coverage to the Named Executive and his or her dependents for three years for Messrs. Stotlar, Bianco, and Schmidt and Ms. Pileggi and two years for Mr. Bruffett.

(4)	Equals the estimated incremental cost of providing continued life and accident coverage for three years for Messrs. Stotlar, Bianco, and Schmidt and Ms. Pileggi and two years for Mr. Bruffett. Also includes the cost of continuing employee-paid personal accident insurance coverage for a covered spouse and family for Mr. Stotlar. The table does not include the value of self-insured programs for which the executive was not drawing benefits as of December 31, 2010.

(5)	Equals payment for the accrued vacation pay, as follows: Mr. Stotlar, 50.0 days; Mr. Bruffett, 19.6 days; Mr. Bianco, 31.3 days; Ms. Pileggi, 25.0 days; and Mr. Schmidt, 0.0 days.

(6)	As specified in each Named Executive’s change in control severance agreement, in the event it is determined that an executive’s severance benefits would be subject to the IRC Section 280G excise tax, the severance benefits are automatically reduced by the minimum amount sufficient to avoid the excise tax provided the reduction results in a larger net payment to the Named Executive.

Executive Benefits and Payments Upon
Non-Change in Control Severance as of December 31, 2010

	Stotlar	Bruffett	Bianco	Pileggi	Schmidt
	($)	($)	($)	($)	($)

Base Salary	1,251,016	604,891	615,576	512,499	601,926
Short-Term Incentive	1,285,778	412,845	430,903	354,258	421,348
Long-Term Incentive	—	—	—	—	—
Stock Options/Restricted Stock Unvested and Accelerated(1)	5,544,340	1,647,298	1,595,595	1,331,131	1,528,276
Continued Health Benefits(2)	29,842	15,201	22,382	7,553	15,809
Accrued Vacation Pay(3)	120,290	30,364	49,350	32,872	—
Outplacement Services	90,000	25,000	25,000	25,000	25,000
Total Payment	8,321,266	2,735,599	2,738,806	2,263,313	2,592,359

Note: Messrs. Labrie and Thickpenny were not employed as of December 31, 2010. As a result, they are not included in the table above.

(1)	The Named Executives’ non-change in control severance agreements provide for partial accelerated vesting of stock options, restricted stock and other long-term incentive awards.

(2)	Equals the estimated cost of providing continued medical, dental, vision, prescription drug, and behavioral health coverage to the Named Executive and his or her dependents for two years for Mr. Stotlar and one and one half years for Messrs. Bruffett, Bianco, and Schmidt and Ms. Pileggi.

(3)	Equals payment for the accrued vacation pay, as follows: Mr. Stotlar, 50 days; Mr. Bruffett, 19.6 days; Mr. Bianco, 31.3 days; Ms. Pileggi, 25 days; and Mr. Schmidt, 0 days.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

AUDIT COMMITTEE REPORT

In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2010, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by the statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. I, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John C. Pope, Chairman	William R. Corbin
John J. Anton	Edith R. Perez

PRINCIPAL SHAREHOLDERS

According to information furnished to the Company as of February 15, 2011, the only persons known to the Company to own beneficially an interest in excess of 5% of the shares of Common Stock are set forth below. Such information is as reported in the most recent Schedule 13G filed by each such person with the Securities and Exchange Commission.

	Amount and
	Nature of		Percent of
Name and Address	Beneficial Ownership		Class

Wellington Management Company, LLP	6,244,457	(1)	11.40%
280 Congress Street Boston, MA 02210
FMR LLC	5,879,445	(2)	10.74%
82 Devonshire Street Boston, MA 02109
Hotchkis and Wiley Capital Management, LLC	3,942,051	(3)	7.20%
725 S. Figueroa Street Los Angeles, CA 90017
BlackRock, Inc.	3,510,903	(4)	6.41%
40 East 52nd Street, New York, NY 10022

(1)	Wellington Management Company, LLP has, in the aggregate, sole voting power over 0 shares, shared voting power over 4,582,309 shares, sole dispositive power over 0 shares and shared dispositive power over 6,244,457 shares.

(2)	FMR LLC, and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 932,880 shares, shared voting power over 0 shares, sole dispositive power over 5,879,445 shares and shared dispositive power over 0 shares.

(3)	Hotchkis and Wiley Capital Management, LLC has sole voting power over 2,489,100 shares, shared voting power over 0 shares, sole dispositive power over 3,942,051 shares and shared dispositive power over 0 shares.

(4)	BlackRock Inc. and its direct and indirect subsidiaries have, in the aggregate, sole voting power over 3,510,903 shares, shared voting power over 0 shares, sole dispositive power over 3,510,903 shares and shared dispositive power over 0 shares.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

The Company believes that, during 2010, its executive officers and directors have complied with all filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as noted below.

Due to an oversight by the Company (which had undertaken to submit the necessary filings), the annual grants of restricted stock made to members of the Board of Directors on May 19, 2010 were not reported until June 17, 2010.

CONFIDENTIAL VOTING

Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.

Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Con-way Inc., at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105, and must be received by December 7, 2011. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 11, 2012. The Company’s Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 11, 2012 and not earlier than December 12, 2011.

OTHER MATTERS

The Company will furnish to interested shareholders, free of charge, a copy of its 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 15, 2011. Please direct your written request to the Corporate Secretary, Con-way Inc., 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.

Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.

The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, Internet, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $12,500, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS SET FORTH ON YOUR PROXY CARD OR VOTING INSTRUCTION CARD.

BY ORDER OF THE BOARD OF DIRECTORS

JENNIFER W. PILEGGI
Secretary

April 5, 2011

Appendix A

List of Companies in General Industry Database

ACCO Brands Corporation
AGL Resources Inc.
Alberto-Culver Company
Allegheny Energy, Inc.
Allergan, Inc.
ALLTEL Corporation
Ameren Corporation
American Commercial Lines
American Greetings Corporation
AMSTED Industries Incorporated
Andersen Corporation
AnnTaylor Stores Corporation
Armstrong World Industries, Inc.
ArvinMeritor, Inc.
Ash Grove Cement Company
AutoZone, Inc.
Avis Budget Group
Ball Corporation
Battelle Memorial Institute
Bausch & Lomb Incorporated
Belk, Inc.
Big Lots, Inc.
Blockbuster Inc.
BorgWarner Inc.
Brady Corporation
Brightpoint, Inc.
Brinker International, Inc.
Brown Shoe Company, Inc.
Brunswick Corporation
Burger King Holdings, Inc.
Cameron International Corporation
Campbell Soup Company
Catalent Pharma Solutions, Inc.
CenterPoint Energy
Chicago Bridge and Iron Company
Church & Dwight Company, Inc.
Cleco Corporation
Cleveland-Cliffs Inc
CMS Energy Corporation
Cooper Industries, Inc.
Curtiss-Wright Corporation
Darden Restaurants, Inc.
Del Monte Foods Company
Donaldson Company, Inc.
DSW Inc.
DTE Energy Company
Dynegy Inc.
Eastman Chemical Company
Ecolab Inc.
Eddie Bauer, Inc
Edwards Lifesciences LLC
El Paso Corporation
Emcor Group, Inc.
Energizer Holdings, Inc.
Equifax Inc.
Federal Signal
Federal-Mogul Corporation
Fleetwood Enterprises, Inc.
Flowserve Corporation
Fortune Brands, Inc.
Foster Wheeler Corporation
GATX Corporation
Gerdau Ameristeel Corporation
Global Crossing Ltd.
Global Payments Inc.
Goodrich Corporation
H. B. Fuller Company
Hallmark Cards, Inc.
Hanesbrands, Inc.
Harley-Davidson Motor Company Inc.
Herman Miller, Inc.
Hormel Foods Corporation
Idearc Media
Jacobs Engineering Group Inc.
JohnsonDiversey
Jones Lang LaSalle
Joy Global Inc.
Kaman Corporation
KBR, Inc.
Kennametal Inc.
Kinder Morgan Inc.
L.L. Bean Incorporated
Land O Lakes
Leggett & Platt Inc.
Lennox International Inc.
Levi Strauss & Co.
Longs Drug Stores, Inc.
Martin Marietta Materials, Inc.
Mastercard Inc.
McCormick & Company, Inc.
McDermott International Inc.
McGraw-Hill Companies
MGM Mirage
Molson Coors Brewing Company
Nabors Industries Ltd.
Nalco Company
National Oilwell Varco Inc.
NCR Corporation
Newell Rubbermaid Inc.
Noble Corp
Noble Energy, Inc.
Nordstrom
Oceaneering International
OfficeMax Incorporated
Olin Corporation
Packaging Corporation of America
Pactiv Corporation
Papa John’s International
Perini Corporation
PETsMART
Pier 1 Imports, Inc.
Pinnacle West Capital Corporation
Pioneer Natural Resources Company
Pitney Bowes, Inc.
Polaris Industries Inc.
Portland General Electric Company
PPL Corporation
Praxair, Inc.
Progress Energy, Inc.
Qualcomm Inc.
Quanta Services, Inc.
Reynolds American Inc.
Rockwell Automation
Rockwell Collins
Rohm and Haas Company
Ross Stores, Inc.
Ryder System, Inc.
S.C. Johnson & Son, Inc.
Sauer-Danfoss Inc.
SCANA Corporation
Schneider National, Inc.
Schreiber Foods Inc.
Science Applications International Corporation
Smith International Inc.
Smurfit-Stone Container Corporation
Solutia Inc.
Sonoco Products Company
Starbucks Corporation
Starwood Hotels & Resorts Worldwide, Inc.
Steelcase Inc.
Tenet Healthcare Corporation
Terex Corporation
The Clorox Company
The Hershey Company
The Scotts Miracle-Gro Company
The Shaw Group
The Sherwin-Williams Company
The Timberland Company
The Valspar Corporation
Thomas & Betts Corporation
Tidewater Inc.
Trane Inc.
Transocean Inc.
TriMas Corporation
Tupperware Corporation
United Space Alliance
United Stationers Inc.
URS Corp
USG Corporation
UST Inc.
Valmont Industries, Inc.
Valves & Measurement
Vulcan Materials Company
W. L. Gore & Associates, Inc.
W. R. Grace & Co.
Waters Corporation
Weatherford International Ltd.
WGL Holdings Inc
Windstream Communications
Wm. Wrigley Jr. Company
Woodward Governor Company
Worthington Industries, Inc.
Wyndham Worldwide Corporation

A-1

EXHIBIT A

CON-WAY INC.

AMENDED AND RESTATED
2006 EQUITY AND INCENTIVE PLAN

1.	Purpose; Types of Awards; Construction.

The purpose of the Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan (the “Plan”) (formerly known as the CNF, Inc. 2006 Equity and Incentive Plan) is to afford an incentive to selected employees of Con-way Inc. (the “Company”) and its Subsidiaries and Affiliates to continue as employees, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Plan provides for the grant of stock options (including “incentive stock options” and “non-qualified stock options”), stock appreciation rights (either in connection with stock options granted under the Plan or independently of stock options), restricted stock, phantom stock units, dividend equivalents and other stock-based or cash-based Awards. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code may comply with such requirements and, insofar as may be applicable to such Awards, the Plan shall be interpreted in a manner consistent with such requirements.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

“Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under the Exchange Act, including a Business Unit.

“Award” means any Option, SAR, Restricted Stock, Phantom Stock Unit, Dividend Equivalent or Other Stock-Based Award or Other Cash-Based Award granted under the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award.

“Board” means the Board of Directors of the Company.

“Business Unit” means an entity, whether or not incorporated, more than 50% of the outstanding ownership interests of which are owned by the Company, directly or indirectly through one or more ownership chains where each link in the chain owns more than 50% of the outstanding ownership interests of the next link (either alone or together with other links in the same chain or another chain).

“Change in Control” means the occurrence of any one of the following events:

(a)	25% of the Company’s Voting Securities Acquired by an Outsider. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; provided however, that “person” shall not include:

(i)	the Company or its Affiliates;

(ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its Affiliates;

(iii) any corporation owned, directly or indirectly, by the stock-holders of the Company in substantially the same proportions as their ownership of Stock); and

(iv) any person that, pursuant to Rule 13d-1 promulgated under the Exchange Act, is permitted to, and actually does, report its beneficial ownership of voting securities of the Company on Schedule 13G (or any successor schedule) (a “13G Filer”), provided that, if any 13G Filer subsequently becomes required to or does report its beneficial ownership of voting securities of the Company on Schedule 13D (or any successor schedule), then the 13G Filer shall be deemed a “person” for purposes of clause (a) and shall be deemed to have acquired, on the first date on which such person becomes required to or does so report on Schedule 13D (or any successor schedule), beneficial ownership of all voting securities of the Company beneficially owned by it on such date.

(b)	Members of the Board as of June 1, 2009 cease to constitute a majority of Directors. The following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on June 1, 2009, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on June 1, 2009 or whose appointment, election or nomination for election was previously so approved or recommended;

(c)	Merger or Consolidation. There is consummated a merger or consolidation of the Company, a Subsidiary or an Affiliate with any other corporation or other entity, which merger or consolidation —

(i) results in the voting securities of the Company outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or the surviving or parent entity outstanding immediately after such merger or consolidation, or

(ii) is effected to implement a recapitalization of the Company (or similar transaction) in which a “person” (as defined in clause (a) above), directly or indirectly, acquires 25% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates);

(d)	Complete Liquidation or Disposition of All or Substantially of the Company’s Assets. The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition by the Company (including by way of spin-off or other distribution) to an entity, at least 50% of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(e)	Disposition of a Business Unit. There is consummated the Disposition of a Business Unit; provided, however, that this clause (e) shall apply only to employees who (i) immediately prior to the Disposition of a Business Unit were employed by (and on the payroll of) the Business Unit that was the subject of the Disposition of a Business Unit (for purposes of this clause (e) the “Subject Business Unit”) and (ii) immediately following the Disposition of a Business Unit are employed by (and on the payroll of) either

(i) in the case of a sale of ownership interests within the meaning of clause (a) of the definition of Disposition of a Business Unit (or similar transaction or course of action under clause (c) of the definition of Disposition of a Business Unit), the Subject Business Unit, its successor, or an employer affiliated with the Subject Business Unit or its successor, or

(ii) in the case of a sale of assets within the meaning of clause (b) of the definition of Disposition of a Business Unit (or similar transaction or course of action under clause (c) of the definition of Disposition of a Business Unit), the purchaser of the assets, its successor, or an employer affiliated with the purchaser of the assets or its successor.

Because severance agreements and severance plans are not intended to serve the same purpose as the Plan, whether benefits are payable under a severance agreement or a severance plan does not determine whether a “Change in Control” has taken place under the Plan.

“Claimant” means any person who believes that he or she is not receiving the full benefits to which he or she is entitled under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, the composition of which shall at all times satisfy the provisions of Rule 16b-3, Section 162(m) of the Code and applicable New York Stock Exchange Rules; provided, however, that the Board may, if it so chooses, retain authority to administer all or any part of the Plan and, to the extent the Board does so, references in the Plan to “Committee” shall mean and be references to the Board. Notwithstanding the foregoing to the contrary, the administration of awards made to Covered Employees and which are intended as “performance-based compensation” shall exclusively be administered by the Committee and not by the Board.

“Company” means Con-way Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

“Covered Employee” has the meaning given by Section 162(m)(3) of the Code.

“Disposition of a Business Unit” means a sale or other disposition, however effected, of a Business Unit which is either:

(a)	Sale of Ownership Interests. A sale by the Company or an Affiliate of the then outstanding ownership interests of the Business Unit having more than 50% of the then existing voting power of all outstanding ownership interests of the Business Unit, whether by merger, consolidation or otherwise, unless after the sale the Company, an Affiliate, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, the Business Unit or any other Affiliate, individually or collectively, directly or indirectly, owns the then outstanding ownership interests of the Business Unit having 50% or more of the then existing voting power of all outstanding ownership interests of the Business Unit;

(b)	Sale of Assets. The sale of all or substantially all of the assets of the Business Unit as a going concern; or

(c)	Other Transaction. Any other transaction or course of action engaged in, directly or indirectly, by the Company, the Business Unit or an Affiliate that has a substantially similar effect as the transactions of the type referred to in clause (a) or (b) above, except as provided in clause (y) or (z) below.

A Disposition of a Business Unit may occur even if such Business Unit constitutes part of a larger enterprise at the time of the relevant Disposition of a Business Unit transaction and such Disposition of a Business Unit involves such larger enterprise. However, a “Disposition of a Business Unit” shall not occur:

(y)	Spin-off or Public Offering. In the event of the sale or distribution of ownership interests (including, without limitation, a spin-off) of the Business Unit to stockholders of the Company, or the sale of assets of the Business Unit to any corporation or other entity owned, directly or indirectly, by the stockholders of the Company, in either case in substantially the same proportions as their ownership of stock in the Company, or a public offering of the ownership interests of the Business Unit (even if after the public offering the Company has no direct or indirect ownership interest in the Business Unit), or

(z)	Liquidation. In the event of the closing down or liquidation of the Business Unit, even if the Business Unit sells all or substantially all of its assets.

“Dividend Equivalent” means a right, granted to a Grantee under Section 11(b)(v), to receive cash or Stock equal in value to dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

“Effective Date” means January 23, 2006, the date that the Plan was adopted by the Board.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

“Fair Market Value” per share of Stock as of a particular date means:

(a)	the closing sales price per share of Stock on that date on the national securities exchange on which the Stock is principally traded or, if the exchange is not open or for any other reason there are no sales of Stock on that date, the closing sales price per share of Stock for the last preceding date on which there was a sale of such Stock on such exchange; or

(b)	if the shares of Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock on that date in such over-the-counter market or, if the market is not open or for any other reason there are no sales of Stock on that date, the average of the closing bid and asked prices on the last preceding date on which there was a sale of such Stock in such market; or

(c)	if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

“Grantee” means a person who, as an employee of the Company, a Subsidiary or an Affiliate, has been granted an Award under the Plan.

“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

“NQSO” means any Option that is designated as a non-qualified stock option.

“Option” means a right, granted to a Grantee under Section 7, to purchase shares of Stock. An Option may be either an ISO or an NQSO; provided that ISOs may be granted only to employees of the Company or a Subsidiary.

“Other Cash-Based Award” means an Award which is not denominated or valued by reference to Stock, including an Award which is subject to the attainment of Performance Goals or otherwise as permitted under the Plan and including an Award under the CNF Inc. Value Management Plan.

“Other Stock-Based Award” means an Award, other than an Option, SAR, Restricted Stock, Phantom Stock Unit, or Dividend Equivalent, that is denominated or valued in whole or in part by reference to Stock and is payable in cash or in Stock.

“Performance Goals” means performance goals based on one or more of the following criteria:

(a)	pre-tax income, after-tax income, or operating income or profit, in each case computed with appropriate adjustments,

(b)	return on equity, assets, capital or investment,

(c)	earnings or book value per share,

(d)	working capital,

(e)	sales or revenues, in each case computed with appropriate adjustments (such as deducting sales commissions and purchased transportation),

(f)	accounts receivable or days sales outstanding,

(g)	operating or administrative expense in the absolute or as a percent of revenue,

(h)	stock price appreciation or total stockholder return (stock price appreciation plus dividends),

(i)	operational efficiency factors,

(j)	safety (accidents), and

(k)	implementation or completion of critical projects or processes.

Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary, an Affiliate, a Business Unit, or a division the Company, a Subsidiary, an Affiliate, or a Business Unit, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee with respect to Covered Employees; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

“Phantom Stock Unit” means a right granted or issued under Section 10 to receive Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Plan” means this Con-way Inc. 2006 Equity and Incentive Plan, as amended from time to time.

“Plan Year” means a calendar year.

“Restricted Stock” means an Award of shares of Stock to a Grantee under Section 9 that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Rule 16b-3” means Rule 16b-3, as from time to time in effect promulgated by the Securities and Exchange Commission under the Exchange Act, including any successor to such Rule.

“Stock” means shares of the common stock, par value $0.625 per share, of the Company.

“SAR” or “Stock Appreciation Right” means the right allowing a Grantee under Section 8 to elect to receive an amount equal to the appreciation in the Fair Market Value of Stock from the grant date to the exercise date, with payment to be made in cash or Stock as specified in the Award or determined by the Committee.

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.	Administration.

The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the power and authority:

(a)	to grant Awards;

(b)	to determine the persons to whom and the time or times at which Awards shall be granted;

(c)	to determine the type and number of Awards to be granted, the number of shares of Stock to which an Award may relate and the terms, conditions, restrictions and Performance Goals relating to any Award;

(d)	to determine Performance Goals no later than such time as is required to ensure that an underlying Award which is intended to comply with the requirements of Section 162(m) of the Code so complies;

(e)	to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, exchanged, or surrendered;

(f)	to make adjustments in the terms and conditions (including Performance Goals) applicable to Awards;

(g)	to designate Affiliates;

(h)	to construe and interpret the Plan and any Award;

(i)	to prescribe, amend and rescind rules and regulations relating to the Plan;

(j)	to determine the terms and provisions of the Award Agreements (which need not be identical for each Grantee); and

(k)	to make all other determinations deemed necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing and except as otherwise provided in Section 5(g) below, the Committee shall not have the power and authority to lower the exercise price of any outstanding Option or SAR, nor shall the Committee have the power and authority to settle, cancel or exchange any outstanding option or SAR in consideration for the grant of a new Award with a lower exercise price, and the Committee may only grant those Awards that either comply with the applicable requirements of Section 409A of the Code or do not result in the deferral of compensation within the meaning of Section 409A of the Code.

The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such power and authority as it may deem advisable (including the authorization permitted by Section 157(c) of the Delaware General Corporation Law), and the Committee or any person to whom it has delegated power and authority as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Subsidiary, Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any stockholder, subject to Section 15 (Claims Procedures).

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	Eligibility.

Awards may be granted to selected employees of the Company and its present or future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of any Award (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock Subject to the Plan.

(a)	Plan Limit. The maximum number of shares of Stock reserved for issuance pursuant to Awards granted under the Plan over the term of the Plan is 6,200,000, subject to adjustment as provided in subsection (g). Each share of Restricted Stock, each Phantom Stock Unit payable in shares of Stock and each share of Stock subject to an Other Stock-Based Award that is granted shall reduce the pool by 1.72 shares. Determinations made in respect of the limitations set forth in this Section 5 shall be made in a manner consistent with the rules of the New York Stock Exchange (or any other applicable stock exchange).

(b)	Individual Limit. The maximum number of shares of Stock with respect to which Options or SARs may be granted to a single individual over the term of the Plan is 1,550,000, subject to adjustment as provided in subsection (g). Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Section 162(m) of the Code.

(c)	ISO Limit. The maximum number of shares of Stock that may be issued in the aggregate in respect of ISOs to all Grantees over the term of the Plan is 6,200,000, subject to adjustment as provided in subsection (g). Determinations made in respect of the limitation set forth in the preceding sentence shall be made in a manner consistent with Sections 422 and 424 of the Code.

(d)	Limit on Restricted Stock, Phantom Stock Units and Other Stock-Based Awards. The maximum number of shares of Stock that may be issued in the aggregate in respect of Restricted Stock, Phantom Stock Units and Other Stock-Based Awards to all Grantees over the term of the Plan is 3,604,650, and the maximum number of shares of Stock that may be awarded in the form of Restricted Stock and Phantom Stock Units to a single individual over the term of the Plan is 500,000, in each case subject to adjustment as provided in subsection (g).

(e)	Source of Shares. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise.

(f)	Adjustments to the Number of Shares that may be Issued.

(i)	Options. If an Option expires, is surrendered, or becomes unexercisable without having been exercised in full, the unissued or retained shares of Stock shall become available for future grant under the Plan. Unissued shares of Stock that are retained by the Company, or issued shares that are surrendered by the Grantee to the Company, in each case upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such exercise, shall not be available for future grant under the Plan.

(ii)	SARs. The number of shares that may be issued under the Plan shall not be reduced by the grant or exercise of SARs that can be settled only with cash. If an SAR may be settled with Stock, the number of shares that may be issued under the Plan shall be reduced upon grant by the full number of shares subject to the SAR. If an SAR that may be settled with stock expires without exercise or is settled with cash, the shares of Stock shall become available for future grant under the Plan. If an SAR is granted in tandem with an Option (so that the exercise of one reduces or eliminates the extent to which the other can be exercised), the number of shares of Stock that may be issued under the Plan shall be reduced upon grant by the total number of shares of Stock that are subject to the tandem Option and SAR, and if a tandem Option and SAR expires without exercise or is settled with cash the shares of Stock subject to such tandem Option and SAR shall become available for future grant. Shares of Stock that otherwise would be issued with respect to a SAR but are instead retained in order to satisfy withholding taxes shall not be available for new Awards.

(iii)	Restricted Stock. If shares of Restricted Stock are withheld upon vesting to cover taxes, such shares shall not become available for future grant under the Plan. Shares of

Restricted Stock that are forfeited shall become available for future grant under the Plan, on the basis of 1.72 shares for every such share of Restricted Stock.

(iv)	Phantom Stock Units. The number of shares that may be issued under the Plan shall not be reduced by the grant or exercise of Phantom Stock Units that can be settled only with cash. If a Phantom Stock Unit may be settled with Stock, the number of shares that may be issued under the Plan shall be reduced at the time of grant by 1.72 times the full number of shares subject to the Phantom Stock Unit. If a Phantom Stock Unit that may be settled with Stock is forfeited, canceled, exchanged, surrendered or expires without a distribution of shares to the Grantee or is settled with cash, the shares of Stock shall become available for future grant under the Plan, on the basis of 1.72 shares for every such Phantom Stock Unit. Shares of Stock that otherwise would be issued with respect to a Phantom Stock Unit but are instead retained in order to satisfy withholding taxes shall not be available for new Awards.

(v)	Other Stock-Based Awards. The number of shares that may be issued under the Plan shall not be reduced by the grant or exercise of Other Stock-Based Awards that can be settled only with cash. If an Other Stock-Based Award may be settled with Stock, the number of shares that may be issued under the Plan shall be reduced upon grant by 1.72 times the full number of shares subject to the Other Stock-Based Award. If an Other Stock-Based Award that may be settled with Stock is forfeited, canceled, exchanged, surrendered or expires without a distribution of shares to the Grantee or is settled with cash, the shares of Stock with respect to such Other Stock-Based Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination, expiration or settlement, become available for future grant under the Plan, on the basis of 1.72 shares for every share of Stock subject to such Other Stock-Based Award. Shares of Stock that otherwise would be issued with respect to a Stock-Based Award but are instead retained in order to satisfy withholding taxes shall not be available for new Awards.

(g)	Reorganizations, etc. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Stock such that one or more adjustments or changes are necessary in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments to any or all of (i) the number and kind of shares of Stock or cash that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or cash issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price, or purchase price relating to any Award; provided that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, (iv) the Performance Goals, and (v) the individual limitations applicable to Awards. Any such adjustments or changes shall be made in a manner such that the effect on Grantees under the Plan is consistent with the effect of the corporate transaction on shareholders generally.

6.	Terms of Awards.

Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in Stock or cash, or a combination thereof, as the Committee shall determine at the date of grant or thereafter and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, consistent with Section 409A of the Code, including the rate of interest to be credited with respect to such payments. In addition to the foregoing, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.

7.	Options.

The Committee is authorized to grant Options to Grantees on the following terms and conditions:

(a)	Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

(b)	Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee; provided that, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by an exchange of Stock previously owned by the Grantee, or a combination of both, in an amount having a combined value equal to such exercise price.

(c)	Term and Exercisability of Options. Options shall be exercisable over the exercise period (which shall not exceed ten years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee or its agent.

(d)	Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed since the date of grant of the Option; provided that, the Award Agreement may contain provisions under which, in the event of specified terminations, the Option may continue to be exercisable to a date not later than the expiration date of such Option.

(e)	Other Provisions. Options may be subject to such other conditions including, but not limited to, restrictions on transferability of the shares acquired upon exercise of such Options, as the Committee may prescribe in its discretion or as may be required by applicable law.

8.	SARs.

The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

(a)	In General. Unless the Committee determines otherwise, an SAR (i) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (ii) granted in tandem with an ISO may only be granted at the time of grant of the related ISO. An SAR granted in tandem with an Option shall be exercisable only to the extent the underlying Option is exercisable.

(b)	SARs. An SAR shall confer on the Grantee a right to receive an amount of cash or Stock with respect to each share subject thereto, upon exercise thereof, equal to the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the underlying Option, and which in the case of any other SAR shall be such price as the Committee may determine, but not less than the Fair Market Value of a share on the date of grant of such SAR).

9.	Restricted Stock.

The Committee is authorized to grant Restricted Stock to Grantees on the following terms and conditions:

(a)	Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee may determine; provided, however, notwithstanding the foregoing but subject to Section 14 hereof, each Restricted Stock Award shall be subject to restrictions, imposed at the date of grant, relating to either or both of (i) the attainment of Performance Goals by the Company or (ii) the continued employment of the Grantee with the Company, a Subsidiary or an Affiliate. All performance-based Restricted Stock Awards will have a minimum performance period of one (1) year, with no vesting prior to the end of the performance period except in the case of specified events, including, without limitation, death, Disability (which, for Plan purposes, is as defined in Treas. Reg. 1.409A-3(i)(4)) or a Change in Control. With respect to any shares of Restricted Stock subject to restrictions which lapse solely based on the Grantee’s continuation of employment with the Company, a Subsidiary or an Affiliate, such restrictions shall lapse over a vesting schedule (so long as the Grantee remains employed with the Company, a Subsidiary or an Affiliate) no shorter in duration than three years from the date of grant; provided that, such vesting schedule may provide for partial or installment vesting from time to time during such period, subject to acceleration in the case of specified events, including, without limitation, death, Disability or a Change in Control. Except to the extent otherwise provided in an Award Agreement, a Grantee granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon (subject to subsection (d) below).

(b)	Forfeiture. Upon termination of employment with the Company or a Subsidiary or Affiliate, during the applicable restriction period, Restricted Stock and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(c)	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Grantee, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company shall retain physical possession of the certificate.

(d)	Dividends. Dividends paid on Restricted Stock shall be paid at the dividend payment date, in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends. Stock distributed in connection with a stock split or stock dividend, and distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock has been distributed.

10.	Phantom Stock Units.

The Committee is authorized to grant Phantom Stock Units to Grantees, subject to the following terms and conditions:

(a)	Award and Restrictions. Delivery of Stock or cash, as determined by the Committee, will occur upon expiration of the deferral period specified for Phantom Stock Units by the Committee. The expiration of the deferral period shall be consistent with the requirements of Section 409A of the Code. The Committee may condition the vesting and/or payment of Phantom Stock Units, in whole or in part, upon the attainment of Performance Goals.

(b)	Forfeiture. Upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Phantom Stock Units relate, all Phantom Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Phantom Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Phantom Stock Units.

The Committee is also authorized to issue Phantom Stock Units to employees who have elected Phantom Stock Units as an investment alternative under deferred compensation plans, including the Company’s Deferred Compensation Plan for Executives and the Company’s 2005 Deferred Compensation Plan for Executives. Such Awards may be settled hereunder by the delivery of cash or shares of Stock and shall otherwise be subject to the terms and conditions of such plans.

11.	Dividend Equivalents.

The Committee is authorized to grant Dividend Equivalents to Grantees. The Committee may provide, at the date of grant, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, or other investment vehicles as the Committee may specify, provided that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate and shall be subject to the requirements of Section 409A of the Code. A Dividend Equivalent cannot be made payable upon the exercise of an Option or SAR unless it is a separate arrangement that independently satisfies Section 409A of the Code.

12.	Annual Incentive Compensation Program.

The Committee is authorized to grant Awards to Grantees pursuant to the Annual Incentive Compensation Program in the form of Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Grantees will be selected by the Committee with respect to participation for a Plan Year and may include all employees. Awards granted under the Annual Incentive Compensation Program in respect of a Plan Year may be contingent on the attainment by the Company of one or more Performance Goals. The maximum payment that any Grantee may receive pursuant to an Award granted under the Annual Incentive Compensation Program in respect of any Plan Year shall be $3,000,000. Payments earned hereunder may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment to any Covered Employee shall be made prior to the certification by the Committee that any applicable Performance Goals have been attained. The Committee may establish such other rules applicable to the Annual Incentive Compensation Program to the extent not inconsistent with

Section 409A of the Code or, in the case of an Award intended to comply with Section 162(m) of the Code, to the extent not inconsistent with Section 162(m) of the Code.

13.	Other Stock-Based or Cash-Based Awards.

The Committee is authorized to grant Awards to Grantees in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter.

Awards granted pursuant to this Section 13 may be granted with value and payment contingent upon the attainment of certain Performance Goals, so long as such goals relate to periods of performance in excess of one calendar year. If an Award is so granted and the Award is intended to comply with Section 162(m) of the Code the maximum payment that any Grantee may receive pursuant to such Awards in respect of any performance period shall be $3,000,000. Payments earned under such Awards may be decreased or, with respect to any Grantee who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate, and no payment to any Covered Employee shall be made prior to the certification by the Committee that any applicable Performance Goals have been attained.

Whether or not value and payment of an Award is contingent upon the attainment of Performance Goals, payment of an Award granted pursuant to this Section 13 shall be made within two and one half months of the calendar year in which the Award vested, unless payment is deferred under terms consistent with Section 409A of the Code. The Committee may establish such other rules applicable to the Other Stock-Based or Cash-Based Awards to the extent not inconsistent with Section 409A of the Code or, in the case of an Award intended to comply with Section 162(m) of the Code, to the extent not inconsistent with Section 162(m) of the Code.

14.	Change in Control Provisions.

Unless otherwise determined by the Committee at the time of grant and evidenced in an Award Agreement or in a plan pursuant to which Awards are granted, in the event of a Grantee’s termination of employment (excluding termination for cause but including termination by Grantee for good reason under any Change in Control severance arrangement applicable to the Grantee) upon or within two (2) years following a Change in Control:

(a)	any Award made to that Grantee carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and

(b)	the restrictions, payment conditions, and forfeiture conditions applicable to any other Award granted under the Plan to that Grantee shall lapse and such Awards shall be deemed fully vested, and any Performance Goals imposed with respect to Awards shall be deemed to be fully achieved.

However, payment of an Award shall not be accelerated unless the Change in Control also constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(2)(A)(v) of the Code.

15.	Claims Procedures.

(a)	Presentation of Claim. Any Claimant may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant:

(b)	Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(iii)	the specific reason(s) for the denial of the claim, or any part of it;

(iv)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(v)	a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and

(vi)	an explanation of the claim review procedure set forth in paragraph (c) below.

(c)	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review pertinent documents;

(ii)	may submit written comments or other documents; and/or

(iii)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.

(d)	Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	such other matters as the Committee deems relevant.

(e)	Determinations. All benefit claim determinations shall be made in accordance with governing plan documents. Where appropriate, the Plan provisions must be applied consistently with respect to similarly-situated Claimants.

(f)	Exhaustion of Administrative Remedies. The Claimant must exhaust these administrative remedies prior to commencing any other proceeding with respect to claims arising under the Plan.

(g)	Effective Date. This Section shall apply to all Awards outstanding as of January 1, 2006, under the CNF Inc. 1997 Equity and Incentive Plan, in addition to the Awards granted under this Plan.

16.	General Provisions.

(a)	Nontransferability. Unless otherwise provided in an Award Agreement for an Award other than an ISO, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA, and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

(b)	No Right to Continued Employment, etc. Nothing in the Plan or in any Award granted or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company, any Subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement, or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment.

(c)	Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award (not to exceed the statutory minimum), and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee’s tax obligations. If Stock is distributed to a Grantee with respect to an Award or the exercise thereof, and the withholding taxes exceed any cash being distributed at the same time, the Grantee may elect to have shares of Stock withheld sufficient to satisfy the withholding taxes that are in excess of such cash.

(d)	Amendment and Termination. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment shall be effective without stockholder approval if such approval is required by law or New York Stock Exchange rules. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such termination date.

(e)	Section 409A. If any provision of this Plan, an Award Agreement, or a plan pursuant to which Awards are granted would cause compensation to be includible in a Grantee’s income pursuant to Section 409A(a)(1)(A) of the Code, such provision shall be void, and the Plan, Award Agreement, or such plan shall be amended retroactively in such a way as to achieve substantially similar economic results without causing such inclusion. The Company intends the Plan to meet the requirements of Section 409A of the Code, the regulations thereunder, and any additional guidance provided by the Treasury Department. The Committee shall interpret the Plan in such a way as to meet such requirements. Moreover, for purposes of applying the provisions of Section 409A of the Code to this Plan, each separately identified Award to which a Grantee is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(f)	No Rights to Awards; No Stockholder Rights. No Grantee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. Except as provided specifically herein, a Grantee or a transferee of an Award shall have no rights as a stockholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

(g)	Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

(h)	No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other Awards shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(i)	Regulations and Other Approvals

(i)	The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

(ii)	Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(iii)	In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulations thereunder, and the Committee may require a Grantee receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee is acquired for investment only and not with a view to distribution.

(j)	Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. Nothing in this document shall suggest that the Plan is subject to ERISA.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET
http://www.proxyvoting.com/cnw
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
   WO#
93724
▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

The Board of Directors recommends a vote FOR the election of directors below.

1. Election of eleven directors								The Board of Directors recommends a vote FOR item 2 below.

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1 John J. Anton	☐	☐	☐	1.7 John C. Pope	☐	☐	☐	2.	Approve Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan		☐	☐	☐

1.2 William R. Corbin	☐	☐	☐	1.8 William J. Schroeder	☐	☐	☐	The Board of Directors recommends a vote FOR item 3 below.

											FOR	AGAINST	ABSTAIN

1.3 Robert Jaunich II	☐	☐	☐	1.9 Douglas W. Stotlar	☐	☐	☐	3.	Advisory vote to approve executive compensation		☐	☐	☐

1.4 W. Keith Kennedy, Jr.	☐	☐	☐	1.10 Peter W. Stott	☐	☐	☐	The Board of Directors recommends that you vote ONE YEAR on item 4 below.

										1 year	2 years	3 years	ABSTAIN

1.5 Michael J. Murray	☐	☐	☐	1.11 Chelsea C. White III	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

1.6 Edith R. Perez	☐	☐	☐					The Board of Directors recommends a vote FOR item 5 below.
											FOR	AGAINST	ABSTAIN

								5.	Ratify appointment of KPMG LLP as Independent Auditors		☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Con-way Inc. account online.
Access your Con-way Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Con-way Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼
This Proxy is Solicited on Behalf of the Board of Directors of Con-way Inc.
The undersigned appoints M.J. MURRAY, W.J. SCHROEDER and C.C. WHITE and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of Con-way Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 10, 2011 at 9:00 a.m. local time at the Company’s headquarters located at 2211 Old Earhart Road, Ann Arbor, Michigan, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR items 2, 3 and 5 on the reverse side, and for a frequency of every ONE YEAR on item 4 on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
   WO#
93724
(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 6, 2011.

INTERNET
http://www.proxyvoting.com/cnw
Use the Internet to vote your proxy. Have your instruction card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your instruction card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your instruction card.

To vote by mail, mark, sign and date your instruction card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your instruction card.
   WO#
93762- bl
▼ FOLD AND DETACH HERE ▼

Please mark your votes as
indicated in this example	☒

The Board of Directors recommends a vote FOR the election of directors below.

1. Election of eleven directors								The Board of Directors recommends a vote FOR item 2 below.

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1 John J. Anton	☐	☐	☐	1.7 John C. Pope	☐	☐	☐	2.	Approve Con-way Inc. Amended and Restated 2006 Equity and Incentive Plan		☐	☐	☐

1.2 William R. Corbin	☐	☐	☐	1.8 William J. Schroeder	☐	☐	☐	The Board of Directors recommends a vote FOR item 3 below.

											FOR	AGAINST	ABSTAIN

1.3 Robert Jaunich II	☐	☐	☐	1.9 Douglas W. Stotlar	☐	☐	☐	3.	Advisory vote to approve executive compensation		☐	☐	☐

1.4 W. Keith Kennedy, Jr.	☐	☐	☐	1.10 Peter W. Stott	☐	☐	☐	The Board of Directors recommends that you vote ONE YEAR on item 4 below.

										1 year	2 years	3 years	ABSTAIN

1.5 Michael J. Murray	☐	☐	☐	1.11 Chelsea C. White III	☐	☐	☐	4.	Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

1.6 Edith R. Perez	☐	☐	☐					The Board of Directors recommends a vote FOR item 5 below.
											FOR	AGAINST	ABSTAIN

								5.	Ratify appointment of KPMG LLP as Independent Auditors		☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Dear Fellow Employee:
     Enclosed is proxy material for the Con-way Inc. Annual Meeting of Shareholders to be held on May 10, 2011. This material is being sent to you as a participant in one or more of the Company’s 401(k) Plans (the Con-way Retirement Savings Plan, the Con-way 401(k) Plan and the Con-way Personal Savings Plan) and includes (1) the Company’s 2011 Proxy Statement and 2010 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Trustee of each of the Plans, as to how you wish the shares of Company common stock credited to your account(s) to be voted or, alternatively, instructions for Internet or telephonic voting of your Plan shares, and (3) an envelope to forward your instruction card to BNY Mellon Shareowner Services, the Company’s stock transfer agent.
     You may vote the Company common shares credited to your account(s) by Internet or by telephone, by following the attached instructions, or you may complete and return the enclosed instruction card. If you elect to vote by Internet or telephone, there is no need to return your instruction card. If you elect to return your instruction card, you may give the Trustee specific voting instructions for the shares or, if you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the Con-way Board of Directors. Under the terms of each Plan, the Trustee votes any Con-way common shares in the Plan for which it does not receive timely voting instructions (by Internet, by telephone or through a properly executed instruction card) in the same manner and proportion as the common shares in the Plan for which it does receive valid voting instructions on a timely basis.
     If you elect to vote by signing and returning your instruction card, the card must be returned directly to BNY Mellon Shareowner Services, the Company’s stock transfer agent. Whether you vote by returning your instruction card, or by Internet or telephone, your vote will be treated confidentially by the transfer agent and the Trustee.
     The exercise of voting rights is a very important feature of the Plans because it allows plan participants to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, BNY Mellon Shareowner Services must receive your completed instruction card no later than 12 a.m. on May 6, 2011, or you must have completed your Internet or telephonic voting prior to the deadline set forth in the attached instructions.
Sincerely,

Jennifer W. Pileggi
▼ FOLD AND DETACH HERE ▼
CON-WAY RETIREMENT SAVINGS PLAN
CON-WAY 401(K) PLAN
CON-WAY PERSONAL SAVINGS PLAN
Direction of Participant to Trustee
The undersigned hereby directs the Trustee of the Con-way Retirement Savings Plan, Con-way 401(k) Plan and Con-way Personal Savings Plan, to vote all shares of Con-way Inc. common stock credited to the individual account(s) of the undersigned under the Plans at the Annual Meeting of Shareholders of Con-way Inc. to be held on Tuesday, May 10, 2011 at 9:00 a.m. local time at the Company’s headquarters located at 2211 Old Earhart Road, Ann Arbor, Michigan, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR items 2, 3 and 5 on the reverse side, and for a frequency of every ONE YEAR on item 4 on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
   WO#
93762- bl
(Continued and to be marked, dated and signed, on the other side)